Exhibit 10.1

EXECUTION COPY

INVESTMENT AGREEMENT

Dated as of September 26, 2008,

Between

INTERSTATE BAKERIES CORPORATION

and

IBC INVESTORS I, LLC

TABLE OF CONTENTS

i

ii

Exhibit A        Form of Warrants
Exhibit B        Form of Stockholders’ Agreement
Exhibit C        Form of Amended Company Charter

iii

    INVESTMENT AGREEMENT (this “Agreement”) dated as of September 26, 2008, between INTERSTATE BAKERIES CORPORATION, a Delaware corporation (the “Company”), and IBC INVESTORS I, LLC, a Delaware limited liability company (“Investor”).

WHEREAS, the Company and the Company Subsidiaries (collectively, the “Debtors”) have commenced voluntary cases under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Western District of Missouri (the “Bankruptcy Court”), Case No. 04-45814 (the “Cases”);

WHEREAS, the Company has advised Investor that it expects that the Debtors will be reorganized (the “Reorganization”) pursuant to a joint plan of reorganization (the “Plan”) to be filed in the Cases pursuant to Section 4.14(a);

WHEREAS, in connection with the Reorganization, Investor desires to purchase from the Company, as reorganized pursuant to the Reorganization (as so reorganized, the “Reorganized Company”), and the Company desires to sell to Investor, upon the terms and subject to the conditions set forth in this Agreement, (1) 4,420,000 shares (the “Shares”) of the common stock, par value $0.01 per share, of the Reorganized Company (the “New Common Stock”) and (2) senior secured convertible debt of the Reorganized Company (the “New Convertible Debt”) in the aggregate principal amount of $85,800,000, to be issued under an indenture (the “New Convertible Debt Indenture”) and with the terms set forth in Exhibit C to the Investor Commitment Letter;

WHEREAS, in consideration of the Acquisition (as defined in Section 1.01), the Company desires to issue to Investor, upon the terms and subject to the conditions set forth in this Agreement, Series A Warrants of the Reorganized Company (the “Series A Warrants”) in the form attached as Exhibit A hereto;

WHEREAS, to induce the Company to enter into this Agreement, simultaneously with the execution of this Agreement the Company and Ripplewood Partners II, L.P. (the “Contributor”) are entering into an Equity Contribution Agreement, dated as of the date hereof (the “Equity Contribution Agreement”); and

WHEREAS, at the Closing (as defined in Section 1.03), the Reorganized Company and each holder of New Common Stock will enter into a stockholders’ agreement (the “Stockholders’ Agreement”) in the form attached as Exhibit B hereto;

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

Purchase and Sale; Issuance of Series A Warrants; Closing

SECTION 1.01.  Purchase and Sale of Shares and New Convertible Debt.  On the terms and subject to the conditions set forth in this Agreement, at the Closing the Reorganized Company will issue, sell and deliver to Investor, and Investor will purchase from the Reorganized Company, (a) the Shares for an aggregate purchase price equal to $44,200,000 (the “Shares Purchase Price”) and (b) New Convertible Debt in the aggregate principal amount of $85,800,000 for an aggregate purchase price equal to $85,800,000 (the “New Convertible Debt Purchase Price” and, together with the Shares Purchase Price, the “Purchase Price”), in each case payable as set forth below in Section 1.03.  The purchase and sale of the Shares and the New Convertible Debt are referred to in this Agreement collectively as the “Acquisition”.

SECTION 1.02.  Issuance of Series A Warrants.  In consideration of the Acquisition, at the Closing the Reorganized Company will issue and deliver to Investor the Series A Warrants.  The Acquisition, together with the issuance and delivery of the Series A Warrants, are referred to in this Agreement collectively as the “Transaction”.

SECTION 1.03.  Closing.  The closing of the Transaction (the “Closing”) will take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted by Law, the waiver by all parties) of the conditions set forth in Section 5.01, or, if on such day any condition set forth in Section 5.02 (other than those conditions that by their nature cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions) has not been satisfied (or, to the extent permitted by Law, waived by Investor), as soon as practicable after all the conditions set forth in Article V have been satisfied (or, to the extent permitted by Law, waived by the parties entitled to the benefits thereof), or at such other place, time and date as may be agreed between the Company and Investor.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”, which Closing Date shall also be the effective date of the Plan.

SECTION 1.04.  Transactions To Be Effected at the Closing.  At the Closing:

(a)  The Reorganized Company will deliver to Investor (i) certificates representing the Shares, duly issued by the Reorganized Company and registered in the name of Investor, (ii) notes representing New Convertible Debt in the aggregate principal amount of $85,800,000, duly issued by the Reorganized Company under the New Convertible Debt Indenture and registered in the name of Investor, (iii) the Series A Warrants, duly issued by the Reorganized Company and registered in the name of Investor, (iv) counterparts of the Stockholders’ Agreement executed by the Reorganized Company and each person (other than Investor) to whom shares of New Common Stock are to be issued on the Closing Date (it being understood that the issuance of shares of New Common Stock to a person is conditioned on the receipt of an executed counterpart of the Stockholders’ Agreement from such person) and (v) the Reorganized Company’s Closing Certificate (as defined in Section 5.02(b)); and

(b)  Investor shall deliver to the Reorganized Company (i) the Purchase Price by wire transfer of immediately available funds to the account designated by the Company (which account shall be designated by the Company not less than one day prior to the Closing Date) and (ii) a counterpart of the Stockholders’ Agreement executed by Investor.

ARTICLE II

Representations and Warranties
of the Company

The Company hereby represents and warrants to Investor that, except as set forth (1) in the disclosure letter, dated as of the date of this Agreement, from the Company to Investor (the “Company Disclosure Letter”) (which Company Disclosure Letter sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Company Disclosure Letter relates; provided, however, that any information set forth in one Section of the Company Disclosure Letter shall be deemed to apply to each other Section or subsection thereof to which its relevance is readily apparent on its face) or (2) in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2008, filed with the Securities and Exchange Commission (the “SEC”) on September 15, 2008 (the “Company 2008 10-K”), but excluding under this clause (2) any risk factor disclosures or other cautionary, predictive and forward looking disclosures contained in any such document under the heading “Risk Factors” or “Forward-Looking Statements” or under any other heading:

SECTION 2.01.  Organization, Standing and Power.  Each of the Company and each Company Subsidiary (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and (b) has full corporate (or limited liability company) power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals (“Permits”) necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted, other than such Permits the lack of which, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect.  Each of the Company and each Company Subsidiary is duly qualified to do business in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect.  The Company has made available to Investor true and complete copies of the restated certificate of incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”), the restated by-laws of the Company, as amended to the date of this Agreement (as so amended, the “Company By-laws”), and the comparable charter and organizational documents of each Company Subsidiary, in each case as amended to the date of this Agreement.

SECTION 2.02.  Issuance of Securities.  (a) The Shares, the New Convertible Debt and the Series A Warrants to be issued to Investor, when issued and delivered as provided herein, (b) the New Convertible Debt to be issued to holders of the Prepetition Debt, when issued and delivered as provided in the Plan, and (c) the Term Loan Lender Shares, the Series B Warrants and the Series C Warrants to be issued to the lenders under the Term Loan Facility, when issued and delivered as provided in the Plan, will each have been duly and validly authorized and will be duly and validly issued and delivered.  Upon issuance, the Shares, the Term Loan Lender Shares, the New Convertible Debt and the Warrants will be fully paid and non-assessable and, other than as provided in the Stockholders’ Agreement, free of preemptive or similar rights.  The shares of New Common Stock issuable upon conversion of the New Convertible Debt or exercise of the Warrants, upon issuance, will have been duly and validly authorized and will be duly and validly issued, fully paid and non-assessable and, other than as provided in the Stockholders’ Agreement, free of preemptive or similar rights.

SECTION 2.03.  Capital Structure.  (a)  As of the Closing, the authorized capital stock of the Reorganized Company will consist solely of (i) 60,000,000 shares of New Common Stock, of which 8,840,000 shares will be issued and outstanding (excluding any shares of New Common Stock to be issued under the Long Term Incentive Plan with Investor’s consent), and (ii) 1,000,000 shares of the preferred stock, par value $0.01 per share, of the Reorganized Company, of which no shares will be issued and outstanding.  As of the Closing there will be no shares of capital stock or other equity interests of the Reorganized Company issued, reserved for issuance or outstanding, other than the Shares, the Term Loan Lender Shares, shares of New Common Stock reserved for issuance upon conversion of the New Convertible Debt and exercise of the Warrants and shares of New Common Stock issued or to be issued or reserved for issuance under the Long Term Incentive Plan.  Other than as provided in the Stockholders’ Agreement and other than rights that will be discharged by the Confirmation Order, the Shares, the Term Loan Lender Shares, the New Convertible Debt and the Warrants, when issued, will not be subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware General Corporation Law, the Company Charter, the Company By-laws, the Amended Company Charter (as defined in Section 5.02(e)), the Amended Company By-laws (as defined in Section 5.02(e)) or any Contract to which the Company, the Reorganized Company or any Company Subsidiary is a party or otherwise bound.

(b)  Section 2.03(b) of the Company Disclosure Letter sets forth for each Company Subsidiary the amount of its authorized capital stock (or other equity interests), the amount of its outstanding capital stock and the record and beneficial owners of its outstanding capital stock (or other equity interests).  As of the date hereof the Company, and as of the Closing the Reorganized Company, directly or indirectly, has and will have good and valid title to the outstanding capital stock (or other equity interests) of each Company Subsidiary set forth as beneficially owned by the Company in Section 2.03(b)

of the Company Disclosure Letter, free and clear of all Liens.  Except as set forth in Section 2.03(b) of the Company Disclosure Letter, there are no shares of capital stock or other equity interests of any Company Subsidiary issued, reserved for issuance or outstanding.  All the outstanding shares of capital stock (or other equity interests) of each Company Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and, except as set forth in Section 2.03(b) of the Company Disclosure Letter, are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all Liens.  All of the $4.80 Dividend Cumulative Preferred Stock of Interstate Brands Corporation will be discharged by the Confirmation Order.  The Debtors include all Company Subsidiaries, and there are no Company Subsidiaries other than those that are the Debtors.

(c)  There are not any bonds, debentures, notes or other indebtedness of the Company, the Reorganized Company or any Company Subsidiary having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which either holders of voting capital stock of the Company or holders of New Common Stock may vote (“Voting Company Debt”) or on any matter on which holders of voting capital stock of any Company Subsidiary may vote (“Voting Subsidiary Debt”).  Except for issuances of securities by the Reorganized Company as contemplated by this Agreement or the Plan, and except for the Rights that will be discharged by the Confirmation Order, as of the date of this Agreement there are not any options, restricted shares, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, other stock based rights, commitments, Contracts, arrangements or undertakings of any kind to which the Company, the Reorganized Company or any Company Subsidiary is a party or by which any of them is bound (A) obligating the Company, the Reorganized Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible into or exercisable or exchangeable for any shares of capital stock or other equity interests in, the Company, the Reorganized Company or any Company Subsidiary, or any Voting Company Debt or Voting Subsidiary Debt, (B) obligating the Company, the Reorganized Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, unit, commitment, Contract, arrangement or undertaking or (C) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the voting capital stock of the Company, the New Common Stock or the voting capital stock of any Company Subsidiary (such options, restricted shares, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, other stock based rights, commitments, Contracts, arrangements or undertakings of any kind, collectively, “Rights”).  Except for the New Convertible Debt, the Warrants, the shares of New Common Stock to be issued or reserved for issuance under the Long Term Incentive Plan and the stock appreciation rights to be issued to employees of the Company and the Company Subsidiaries under the employee equity sharing plans to be established in accordance with the collective bargaining agreements to be entered into in connection with the Reorganization, as of the Closing there will not be any Rights.  Except for obligations that will be discharged by the Confirmation Order, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company, the Reorganized Company or any Company Subsidiary.

(d)  Except for its interests in the Company Subsidiaries and other immaterial interests held as a result of a prior bankruptcy distribution by a third party to the Company, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

SECTION 2.04.  Authority; Execution and Delivery; Enforceability.  (a)  Subject to entry by the Bankruptcy Court of the Fee Order, the Investment Agreement Order, the Disclosure Statement Approval Order and the Confirmation Order, the Company has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the Transaction, the Reorganization and the other transactions contemplated hereby and thereby.  The execution and delivery by the Company of this Agreement and the execution by the Company or the Reorganized Company of the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by the Company of the Transaction, the Reorganization and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company.  The Company has duly executed and delivered this Agreement and, prior to the Closing, the Company or the Reorganized Company will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, the legal, valid and binding obligation of the Company and the Reorganized Company, enforceable against the Company and the Reorganized Company in accordance with its terms, subject to entry by the Bankruptcy Court of the Fee Order, the Investment Agreement Order, the Disclosure Statement Approval Order and the Confirmation Order.

(b)  No vote or approval by any stockholder or equityholder of the Company or any Company Subsidiary is required in connection with (i) the execution and delivery by the Company of this Agreement or any Ancillary Agreement to which it is, or is specified to be, a party or (ii) the consummation of the Transaction, the Reorganization and the other transactions contemplated hereby and thereby.

(c)  The board of directors of the Company (the “Company Board”) has duly authorized and approved the Investor Commitment Papers, the ABL Facility Commitment Papers and the Term Loan Facility Commitment Papers.

(d)  The Bankruptcy Court has entered an order in the Cases approving the amendment to the DIP Facility in the form attached as Exhibit L to the Investor Commitment Letter, and such order is in full force and effect without reversal, modification or stay and is not subject to a pending motion for reconsideration, revocation, reversal, modification, stay or appeal.

SECTION 2.05.  No Conflicts; Consents.  (a)  The execution and delivery by the Company of this Agreement do not, the execution and delivery by the Company or the Reorganized Company of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the Transaction, the Reorganization and the other transactions contemplated hereby and thereby and compliance by the Company and the Reorganized Company with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without the lapse of time or the giving of notice, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or increase, add to, accelerate or guarantee rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company, the Reorganized Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company By-laws, the Amended Company Charter, the Amended Company By-laws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any Contract to which the Company, the Reorganized Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 2.05(b), any judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Law”) applicable to the Company, the Reorganized Company or any Company Subsidiary or their respective properties or assets, other than (x) any such item that would be discharged by the Confirmation Order or (y) in the case of clauses (ii) and (iii) above, any such item that, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect.

(b)  No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”), is required to be obtained or made by or with respect to the Company, the Reorganized Company or any Company Subsidiary in connection with (A) the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Transaction, the Reorganization or the other transactions contemplated hereby and thereby or (B) the ownership by Investor of the Shares, the New Convertible Debt or the Series A Warrant following the Closing, other than (i) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the entry by the Bankruptcy Court of the Fee Order, the Investment Agreement Order, the Disclosure Statement Approval Order and the Confirmation Order, (iii) the filing by the Company with the SEC of such reports under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement, the Ancillary Agreements, the Transaction and the other transactions contemplated hereby and thereby, (iv) the filing of the Amended Company Charter with the Secretary of State of the State of Delaware and (v) such other items that are immaterial.

SECTION 2.06.  SEC Documents; Undisclosed Liabilities.  (a)  The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since June 3, 2007 (such reports, schedules, forms, statements and other documents, the “Company SEC Documents”).

(b)  As of its respective date, each Company SEC Document complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  Each of the consolidated financial statements of the Company included in the Company SEC Documents (including the related notes and schedules thereto) complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, had been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and stockholders’ equity for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c)  Except as set forth on the consolidated balance sheet of the Company and its consolidated subsidiaries (the “Balance Sheet”) or in the notes thereto in the most recent consolidated financial statements of the Company included in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (such Company SEC Documents, the “Filed Company SEC Documents”) or incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practice, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent, on- or off-balance sheet or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto and that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect.

(d)  With respect to each Company SEC Document that is a report on Form 10-K or 10-Q or an amendment thereto:

(i)  the chief executive officer and chief financial officer of the Company (the “Certifying Company Officers”) reviewed such report or amendment prior to its filing with the SEC;

(ii)  based on the knowledge of the Certifying Company Officers, such report or amendment, at the time such report or amendment was filed, did not contain any untrue statement of any material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by such report or amendment;

(iii)  based on the knowledge of the Certifying Company Officers, the financial statements, and other financial information included in such report or amendment, as of the time such report or amendment was filed, fairly presented in all material respects the financial condition, result of operations and cash flows of the Company and its consolidated subsidiaries as of, and for, the periods presented in such report or amendment;

(iv)  the Certifying Company Officers were responsible for establishing and maintaining disclosure controls and procedures (as such terms are defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) and internal control over financial reporting (as such terms are defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) for the Company and, at the time such report or amendment was filed, had: (A) designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under their supervision, to ensure that material information relating to the Company, including its consolidated subsidiaries, was made known to them by others within those entities, particularly during the period in which such report or amendment was being prepared; (B) designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles; (C) evaluated the effectiveness of the Company’s disclosure controls and procedures and presented in such report or amendment their conclusions about the effectiveness of the Company’s disclosure controls and procedures, as of the end of the period covered by such report or amendment based on such evaluation; and (D) disclosed in such report or amendment any change in the Company’s internal control over financial reporting that occurred during its last fiscal quarter, in the case of a Form 10-Q or amendment thereto, or its fourth fiscal quarter, in the case of an annual report or amendment thereto, that materially affected, or was reasonably likely to materially affect, the Company’s internal control over financial reporting; and

(v)  the Certifying Company Officers disclosed, based on their most recent evaluation of internal control over financial reporting as of the time such report or amendment was filed, to the Company’s auditors and the audit committee of the Company Board: (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which were reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information at the time such report or amendment was filed; and (B) any fraud, whether or not material, that involved management or other employees who had a significant role in the Company’s internal control over financial reporting at the time such report or amendment was filed.

(e)  The effectiveness of any additional SEC disclosure requirement that, as of the date of this Agreement, has been formally proposed that is not yet in effect, is not expected by the Company to lead to any material change in the Company’s disclosures as set forth in the Filed Company SEC Documents.

(f)  None of the Company Subsidiaries is, or at any time since May 29. 2004 has been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(g)  The Company is in compliance with the applicable requirements of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder) except as has not had and could not reasonably be expected to have a Company Material Adverse Effect.

SECTION 2.07.  Absence of Certain Changes or Events.  (a)  Since September 12, 2008, there has not occurred any event, development, condition or circumstance that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect.

(b)  Since May 31, 2008, the Company has conducted its business only in the ordinary course consistent with past practice, and during such period there has not been:

(i)  any damage, destruction or loss, whether or not covered by insurance, that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect;

(ii)  any change in financial accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company and its consolidated subsidiaries, except insofar as may have been required by a change in GAAP;

(iii)  any material elections with respect to Taxes by the Company or any Company Subsidiary, any change in any material method of accounting for Tax purposes by the Company or any Company Subsidiary or any settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or refund;

(iv)  any sale, lease, license, mortgage, sale and leaseback or any other disposal of any of the assets of the Company or any Company Subsidiary or any interests therein (including securitization or factoring arrangements) except for sales of (A) inventory in the ordinary course of business consistent with past practice, (B) real property as set forth in Section 2.07(b)(iv) of the Company Disclosure Letter and (C) other immaterial assets; or

(v)  any revaluation by the Company or any Company Subsidiary of any of the assets of the Company or any Company Subsidiary that is material to the Company and the Company Subsidiaries, taken as a whole.

SECTION 2.08.  Assets Other than Real Property and Intellectual Property Interests.  (a)  The Company or a Company Subsidiary has good and valid title to all the assets reflected on the Balance Sheet or thereafter acquired, other than those disposed of since the date of the Balance Sheet in the ordinary course of business consistent with past practice, in each case free and clear of all Liens except (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business with respect to obligations that are not delinquent, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) liens for Taxes that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established, (iv) Liens that secure debt that is reflected as a liability on the Balance Sheet or Liens the existence of which is referred to in the notes to the Balance Sheet (which Liens in this clause (iv) will be fully discharged as of the Closing) and (v) other imperfections of title or encumbrances, if any, that, individually or in the aggregate, do not materially impair, and could not reasonably be expected materially to impair, the continued use and operation of the assets to which they relate in the conduct of the business of the Company and the Company Subsidiaries as presently conducted and as currently proposed by the Company to be conducted (the Liens described in clauses (i) through (iii) and (v) above, together with the Liens referred to in clauses (ii) through (v) of Section 2.09(a), are referred to collectively as “Permitted Liens”).

(b)  This Section 2.08 does not relate to real property or interests in real property, such items being the subject of Section 2.09, or to Intellectual Property, such items being the subject of Section 2.10.

SECTION 2.09.  Real Property.  (a)  The Company or a Company Subsidiary has good and insurable fee title to all real property and interests in real property owned in fee by the Company or such Company Subsidiary (individually, an “Owned Property”) and good and marketable title to the leasehold estates in all real property and interests in real property leased by the Company or such Company Subsidiary (individually, a “Leased Property”; an Owned Property or a Leased Property being sometimes referred to herein, individually, as a “Company Property”), in each case free and clear of all Liens, except (i) Liens described in clauses (i), (iii) and (iv) of Section 2.08(a), (ii) recorded or unrecorded easements, covenants, rights of way, conditions, restrictions, options to purchase and/or rights of first offer or refusal or other pre-emptive rights to purchase all or any portion of a Company Property and other, similar matters, imperfections of title and encumbrances which do not secure debt, (iii) any conditions that would be shown by a current, accurate survey or physical inspection of any Company Property, (iv) zoning, building and other similar laws, ordinances or government regulations, and (v) Liens that have been placed by any developer, landlord or other third party on property over which the Company or any Company Subsidiary has easement rights or on any Leased Property and subordination or similar agreements relating thereto, provided that none of the foregoing items (ii) through (v), individually or in the aggregate, materially impair, or could reasonably be expected to materially impair, the conduct of the business of the Company and the Company Subsidiaries as presently conducted and as currently proposed by the Company to be conducted.

(b)  There is no condemnation or other proceeding in eminent domain pending or, to the knowledge of the Company, threatened against any Owned Property that could materially impair, or could reasonably be expected to materially impair, the continued use and operation of the Owned Property to which it relates in the conduct of the business of the Company and the Company Subsidiaries as presently conducted and as currently proposed by the Company to be conducted.

(c)  Each lease and sublease, or the resulting tenancy, for Leased Property (individually, a “Lease”) is legal, valid and binding and is in full force and effect and, as of the date of execution hereof, the Company or a Company Subsidiary is in possession of such Leased Property.  Since the filing of the Cases, the Company and the Company Subsidiaries have performed all of their respective obligations under each Lease in all material respects, except with respect to obligations that the Company or a Company Subsidiary is prohibited from performing pursuant to the automatic stay in connection with the Cases.  To the knowledge of the Company, each other party named in a Lease has performed all of its obligations under such Lease in all material respects.  Neither the Company nor any Company Subsidiary has collaterally assigned or granted any other security interest in such Lease or any interest therein.  Neither the Company nor any Company Subsidiary has leased, subleased or otherwise granted to any third party the right to use or occupy any portion of any Company Property except for leases or subleases that do not materially impair, and could not reasonably be expected to materially impair, the continued use and operation of the Company Property to which they relate in the conduct of the business of the Company and the Company Subsidiaries as presently conducted and as currently proposed by the Company to be conducted.

SECTION 2.10.  Intellectual Property.  (a)  The Company or a Company Subsidiary (i) owns and possesses all right, title and interests in and to all owned Company Intellectual Property, free and clear of any Lien or other restriction (other than Liens securing obligations under the DIP Facility, which Liens will be fully discharged as of the Closing, and other than licenses granted for limited purposes in the ordinary course of business) or (ii) (A) has a valid right to use all Key Company Intellectual Property in connection with the conduct of the business of the Company and the Company Subsidiaries as presently conducted and as currently proposed by the Company to be conducted and (B) except as, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect, has a valid right to use any other part or aspect of the Company Intellectual Property in connection with the conduct of the Business of the Company and the Company Subsidiaries as presently conducted and as currently proposed by the Company to be conducted.

(b)  No portion of the Key Company Intellectual Property is or during the three-year period prior to the date of this Agreement has been subject to any adverse order, judgment, injunction, decree, ruling or charge.

(c)  (i) No action, suit, proceeding, interference, opposition, reexamination, hearing, written claim or written demand is pending or, to the knowledge of the Company, is or during the three-year period prior to the date of this Agreement has been threatened against the Company or any Company Subsidiary which challenges any aspect of the validity, enforceability, ownership, authorship, inventorship or use of any portion of the Key Company Intellectual Property and (ii) no material action, suit, proceeding, interference, opposition, reexamination, hearing, written claim or written demand is pending or, to the knowledge of the Company, is or during the three-year period prior to the date of this Agreement has been threatened against the Company or any Company Subsidiary which challenges any aspect of the validity, enforceability, ownership, authorship, inventorship or use of any other part or aspect of the Company Intellectual Property.

(d)  The Company and the Company Subsidiaries have taken commercially reasonable actions in accordance with normal industry practice to protect, maintain and preserve the owned Company Intellectual Property and to maintain the confidentiality of the Company’s and the Company Subsidiaries’ trade secrets and other confidential owned Company Intellectual Property.

(e)  The issued patents, registered trademarks and registered copyrights, and the applications for patents, trademarks and copyrights, that are owned Company Intellectual Property have been duly filed in, registered with or issued or granted by the appropriate Governmental Entity, and have been prosecuted and maintained in accordance with the rules and regulations of those Governmental Entities.

(f)  To the knowledge of the Company, (i) no person is infringing the Key Company Intellectual Property and (ii) except as, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect, no person is infringing any other part or aspect of the Company Intellectual Property.

(g)  (i) The use by the Company or any Company Subsidiary of the Key Company Intellectual Property, or any portion thereof, does not violate, infringe or misappropriate the Intellectual Property of any person and (ii) except as, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect, the use by the Company or any Company Subsidiary of any other part or aspect of the Company Intellectual Property does not violate, infringe or misappropriate the Intellectual Property of any person.

(h)  During the three year period prior to the date of this Agreement, neither the Company nor any Company Subsidiary has received written or oral notice of any material pending or threatened claims alleging violation, infringement or misappropriation of the Intellectual Property of any person.

(i)  Neither the Company nor any Company Subsidiary is a party to any license or other agreement or contract that concerns Intellectual Property, as to which the Company or any Company Subsidiary is in breach or default, or as to which the execution of this Agreement would give rise to a right of termination of any other party, in each case except as, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect.

(j)  Definitions.  As used in this Agreement:

(1)           “Intellectual Property” means any and all domestic and foreign intellectual property, including any and all (A) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof, (B) trademarks, service marks, logos, trade names, corporate names, domain names, trade dress, including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (C) copyrights and copyrightable works and all applications, registrations and renewals in connection therewith, (D) trade secrets and confidential or proprietary business information, whether or not subject to statutory registration (including confidential or proprietary research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methods, schematics, technology, technical data, designs, drawings, flowcharts, block diagrams, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), and (E) proprietary rights in and to computer software (including source code, databases and related documentation).

(2)           “Company Intellectual Property” means any and all Intellectual Property used in the conduct of the business of the Company and the Company Subsidiaries as presently conducted and as currently proposed by the Company to be conducted.

(3)           “Key Company Intellectual Property” means that portion of the Company Intellectual Property that concern or relates to any of the following brands: DING DONGS, DRAKE’S, DOLLY MADISON, HO HOS, HOME PRIDE, HOSTESS, MERITA, NATURE’S PRIDE, SUZY Q’S, TWINKIES and WONDER.

SECTION 2.11.  Assets Generally.  The assets owned or leased by the Company and the Company Subsidiaries, or which they otherwise have the right to use, are sufficient to operate the business of the Company and the Company Subsidiaries as presently conducted and as currently proposed by the Company to be conducted.

SECTION 2.12.  Inventory.  The inventory of the Company and the Company Subsidiaries is generally of a quality and quantity usable and salable at customary gross margins and with customary markdowns consistent in all material respects with past practice in the ordinary course of business and is reflected on the Balance Sheet and in the books and records of the Company in accordance with GAAP.  Since the date of the Balance Sheet, there have not been any write-downs of the value of, or establishment of any reserves against, any inventory of the Company and the Company Subsidiaries except for write-downs and reserves in the ordinary course of business consistent with past practice.

SECTION 2.13.  Receivables.  All the accounts receivable of the Company and the Company Subsidiaries (a) represent actual indebtedness incurred by the applicable account debtors and (b) have arisen from bona fide transactions in the ordinary course of the business of the Company and the Company Subsidiaries.  To the knowledge of the Company, all such accounts receivable are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for doubtful accounts reflected on the Balance Sheet.  Since the date of the Balance Sheet, there have not been any write-offs as uncollectible of any customer accounts receivable of the Company or any Company Subsidiary, except for write-offs in the ordinary course of the business of the Company and the Company Subsidiaries consistent with past practice.

SECTION 2.14.  Permits.  The Company and the Company Subsidiaries (a) possess all material Permits necessary or advisable to own or hold under lease and operate their respective assets and to conduct the business of the Company and the Company Subsidiaries as presently conducted and as currently proposed to be conducted, which material Permits are valid and in good standing, and (b) have complied in all material respects with all terms and conditions of such material Permits.  Since June 3, 2006, there has occurred no violation of, default (with or without the lapse of time or the giving of notice, or both) under, or event giving to others any right of suspension, modification, revocation or nonrenewal of, any such material Permit.  There is no event which, to the knowledge of the Company, has resulted or could reasonably be expected to result in the suspension, modification, revocation or nonrenewal of any such material Permit.  Since June 3, 2006, none of the Company and any Company Subsidiary has received notice of any suit, action, proceeding or investigation (a “Proceeding”) relating to the suspension, modification, revocation or nonrenewal of any such material Permits, and none of such material Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or any of the Ancillary Agreements or the consummation of the Transaction, the Reorganization or the other transactions contemplated hereby or thereby.

SECTION 2.15.  Insurance.  The Company and the Company Subsidiaries maintain policies of fire and casualty, liability, workers’ compensation and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are, in the Company’s judgment, reasonable for the business and assets of the Company and the Company Subsidiaries.  All such policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date), and no written notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.  The activities and operations of the Company and the Company Subsidiaries have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.  None of the Company and any Company Subsidiary has been refused any insurance with respect to its assets or operations by any such insurance carrier to which it has applied for any such insurance or with which it has carried insurance since June 3, 2006, other than insurance which the Company or any Company Subsidiary has been able to replace in the ordinary course of business.  Except for claims arising in the ordinary course of business, there are no pending or, to the knowledge of the Company, threatened material claims under any such insurance policy.

SECTION 2.16.  Taxes.  (a)  As used in this Agreement:

“Code” means the Internal Revenue Code of 1986, as amended.

“Taxes” means all (i) Federal, state, local and foreign taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, employment, excise, property, net worth, capital gains, transfer, stamp, documentary, social security, payroll, environmental, alternative minimum, occupation, recapture and other taxes, and including any interest, penalties and additions imposed with respect to such amounts; (ii) liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group or a transferee or successor; and (iii) liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (i) or (ii).

“Taxing Authority” means any Federal, state, local or foreign governmental body (including any subdivision, agency or commission thereof), or any quasi-governmental body, in each case, exercising regulatory authority in respect of Taxes.

“Tax Return” means all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

(b)  The Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all material Tax Returns required to be filed by or on behalf of the Company and each Company Subsidiary in the manner prescribed by applicable Law, and all such Tax Returns are complete and correct.  The Company and each Company Subsidiary has timely paid (or the Company has paid on each such Company Subsidiary’s behalf) all material Taxes due and payable (other than Taxes being contested in good faith by appropriate proceedings for which adequate reserves, in accordance with GAAP, have been established), and, in accordance with GAAP, the most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve (excluding any reserve for deferred Taxes) for all material accrued Taxes that are not yet due and payable by the Company and each Company Subsidiary for all taxable periods and portions thereof through the date of such financial statements.

(c)  Neither the Company nor any Company Subsidiary has joined for any taxable period in the filing of any affiliated, aggregate, consolidated, combined or unitary tax return, other than Tax Returns for the affiliated, aggregate, consolidated, combined or unitary group of which the Company is the common parent.

(d)  No Tax Return of the Company or any Company Subsidiary is under audit or examination by any Taxing Authority, and no written or unwritten notice of such an audit or examination has been received by the Company or any Company Subsidiary.  Each assessed deficiency resulting from any audit or examination relating to Taxes by any Taxing Authority has been timely paid and there is no assessed deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any material

Taxes due and owing by the Company or any Company Subsidiary.  The Federal income Tax Returns of the Company and each Company Subsidiary have been examined by the Internal Revenue Service for all years through June 3, 2006 and the relevant statute of limitations has closed for all years through May 29, 2004.

(e)  Other than agreements and documents filed in connection with the Cases, there is no agreement or other document currently in force extending, or having the effect of extending, the period of assessment or collection of any material Taxes of the Company or any Company Subsidiary, and no power of attorney with respect to any such Taxes has been executed or filed with any Taxing Authority by or on behalf of the Company or any Company Subsidiary, other than powers of attorney that are not currently in force.

(f)  No material Liens for Taxes exist with respect to any assets or properties of the Company or any Company Subsidiary, except for statutory liens for Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves, in accordance with GAAP, have been established.

(g)  Neither the Company nor any Company Subsidiary is a party to or bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority), other than any such agreements among the Company and the Company Subsidiaries.

(h)  The Company and each Company Subsidiary has complied with all material rules and regulations related to Tax information reporting and the payment and withholding of Taxes.

(i)  Within the two-year period ending on the Closing Date, neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” as such terms are defined in Section 355 of the Code in a distribution of stock qualifying or intended to qualify for tax-free treatment (in whole or in part) under Section 355(a) or 361 of the Code.

(j)  No material claim that has not been resolved has ever been made by any Taxing Authority in a jurisdiction where the Company or any Company Subsidiary does not file a Tax Return and where it is, or may be, subject to an amount of Tax by that jurisdiction.

(k)  Neither the Company nor any Company Subsidiary will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state, local or foreign Tax Law, or any other change in method of accounting.

(l)  Neither the Company nor any Company Subsidiary has participated in any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2).

SECTION 2.17.  Absence of Changes in Benefit Plans.  From May 31, 2008 to the date of this Agreement, neither the Company nor any Company Subsidiary has terminated, adopted, amended, modified or agreed to terminate, adopt, amend or modify (or announced an intention to terminate, adopt, amend or modify), in any material respect, any material Company Benefit Plan, including any change, in any material respect, with respect to a material Company Pension Plan in any actuarial or other assumption used to calculate funding obligations or in the manner in which contributions are made or the basis on which such contributions are determined except as required by applicable Law.

SECTION 2.18.  ERISA Compliance; Excess Parachute Payments.

(a)  Section 2.18(a) of the Company Disclosure Letter contains a complete and correct list of each material Company Benefit Plan, material Company Benefit Agreement and Company Multiemployer Plan.  Each material Company Benefit Plan and material Company Benefit Agreement has been administered in all material respects in compliance with its terms and applicable Law and the terms of any applicable collective bargaining agreements.  The Company has made available to Investor complete and correct copies (or in the case of any unwritten material Company Benefit Plan or material Company Benefit Agreement, a description thereof) of (i) each material Company Benefit Plan and material Company Benefit Agreement, (ii) the two most recent annual reports required to be filed with any Governmental Entity, with respect to each material Company Benefit Plan (including reports filed on Form 5500 with accompanying schedules and attachments), (iii) the most recent summary plan description for each material Company Benefit Plan for which a summary plan description is required under applicable Law, (iv) each trust agreement and group annuity contract and other material documents relating to the funding or payment of benefits under any material Company Benefit Plan, (v) the most recent determination or qualification letter issued by any Governmental Entity for each Company Pension Plan intended to qualify for favorable tax treatment, as well as a complete and correct copy of each pending application for a determination or qualification letter, if applicable, and a complete and correct list of all material amendments to any Company Pension Plan as to which a favorable determination letter has not yet been received and (vi) the two most recent actuarial valuations for each Company Benefit Plan for which such valuations are required.

(b)  The Company has received determination letters from the Internal Revenue Service for all Company Pension Plans intended to be tax qualified to the effect that such Company Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened, nor has any such Company Pension Plan been amended or failed to be amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

(c)  Neither the Company nor any other person or entity that, together with the Company or any Company Subsidiary, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or any other applicable Law (a “Commonly Controlled Entity”) has sponsored, maintained or contributed to, or been obligated to maintain or contribute to, or has any liability under, any Company Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit pension plan.  Except as set forth on the Balance Sheet or in the notes thereto in the Filed Company SEC Documents, no Company Pension Plan had, as of the respective last annual valuation date for each such Company Pension Plan, a material “unfunded benefit liability” (as defined in Section 4001(a)(18) of ERISA), and there has been no material adverse change in the financial condition of any Company Pension Plan since its last such annual valuation date.  No liability under Title IV of ERISA or Section 412 of the Code (other than for premiums to the Pension Benefit Guaranty Corporation) has been or is expected to be incurred by the Company or any Company Subsidiary with respect to any ongoing, frozen or terminated “single-employer” plan (as defined in Section 4001(a)(15) of ERISA), currently or formerly maintained by any of them or by any Commonly Controlled Entity.  None of the Company Pension Plans has failed to satisfy the minimum funding standards (as described in Section 302 of ERISA or Section 412 of the Code), whether or not waived, nor has any waiver of the minimum funding standards of Section 302 of ERISA or Section 412 of the Code been requested.  None of the Company, any Company Subsidiary, any employee of the Company or any Company Subsidiary or any of the Company Benefit Plans, including the Company Pension Plans, or any trusts created thereunder or any trustee, administrator or other fiduciary of any Company Benefit Plan or trust created thereunder, or any agents of the foregoing, has engaged in a non-exempt “prohibited transaction” (as described in Section 406 of ERISA or Section 4975 of the Code) that would be reasonably expected to subject the Company, any Company Subsidiary or any officer of the Company or any Company Subsidiary or any of the Company Benefit Plans, or, to the knowledge of the Company, any trusts created thereunder or any trustee or administrator of any Company Benefit Plan or trust created thereunder, to any material tax or material penalty on prohibited transactions imposed by such Section 4975 of the Code or to the sanctions imposed under Title I of ERISA or to any other material liability for breach of fiduciary duty under ERISA or any other applicable law.  In addition, (i) no Company Pension Plan or related trust has been terminated during the last five years and (ii) there has been no “reportable event” (as defined in Section 4043 of ERISA, other than an event for which the 30-day notice period is waived) with respect to any Company Pension Plan since June 3, 2007.  No Multiemployer Plan to which the Company contributes or has contributed (a “Company Multiemployer Plan”) has asserted that any of the Company, a Company Subsidiary or a Commonly Controlled Entity has incurred any material liability that has not been satisfied in full as a result of a “complete withdrawal” or a “partial withdrawal” (as each such term is defined in Sections 4203 and 4205, respectively, of ERISA) during the past four years from any such Company Multiemployer Plan.

(d)  With respect to any material Company Benefit Plan that is an employee welfare benefit plan, whether or not subject to ERISA, (i) each such material Company Benefit Plan is either funded through an insurance company contract and is not a “welfare benefits fund” (as defined in Section 419(e) of the Code) or is unfunded and

(ii) no such material Company Benefit Plan provides benefits after termination of employment, except where the cost thereof is borne entirely by the former employee (or his eligible dependents or beneficiaries) or as required by Section 4980B(f) of the Code.

(e)  No amount or other entitlement currently in effect that could be received (whether in cash or property or the vesting of property) as a result of the Transaction, the Reorganization or the other transactions contemplated hereby (alone or in combination with any other event) by any person who is a “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1) (each, a “Disqualified Individual”) with respect to the Company would be an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) and no such Disqualified Individual is entitled to receive any additional payment (e.g., any tax gross-up or any other payment) from the Company, the Reorganized Company, any Company Subsidiary in the event that the excise tax required by Section 4999(a) of the Code is imposed on such Disqualified Individual.  No person is entitled to receive any additional payment (e.g., any tax gross-up or any other payment) from the Company, the Reorganized Company, any Company Subsidiary or any other person in the event that the additional tax required by Section 409A of the Code is imposed on a person.

(f) The execution and delivery by the Company of this Agreement or any Ancillary Agreement do not, and the consummation of the Transaction, the Reorganization and the other transactions contemplated hereby and thereby will not (either alone or in combination with any other event) (i) entitle any Employee to any compensation, severance, termination, change in control or other benefits, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of any compensation, severance or other benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or Company Benefit Agreement, (iii) trigger the forgiveness of indebtedness owed by any Employee to the Company or any of its Affiliates or (iv) result in any breach or violation of, or a default (with or without the lapse of time or the giving of notice, or both) under, any Company Benefit Plan or Company Benefit Agreement.

(g) Neither the Company nor any Company Subsidiary has received notice of, and, to the knowledge of the Company, there are no, (i) pending termination proceedings or other suits, claims (except claims for benefits payable in the normal operation of the Company Benefit Plans and Company Benefit Agreements), actions or proceedings against or involving or asserting any rights or claims to benefits under any Company Benefit Plan or Company Benefit Agreement or (ii) pending investigations (other than routine inquiries) by any Governmental Entity with respect to any Company Benefit Plan or Company Benefit Agreement.  All contributions, premiums and benefit payments under or in connection with the Company Benefit Plans or Company Benefit Agreements that are required to have been made by the Company or any Company Subsidiary have been timely made, accrued or reserved for, except where such failure, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect.

(h  Neither the Company nor any Company Subsidiary has any liability or obligations, including under or on account of a material Company Benefit Plan or material Company Benefit Agreement, arising out of the hiring of persons to provide services to the Company or any Company Subsidiary and treating such persons as consultants or independent contractors and not as employees of the Company or any Company Subsidiary, except for any such liabilities or obligations that, individually or in the aggregate, has not resulted and could not reasonably be expected to result in a material liability of the Company and the Company Subsidiaries, taken as a whole.

(i)  As used in this Agreement:

“Company Benefit Plans” means all bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock repurchase rights, stock option, “phantom” stock, “phantom” stock rights, performance, retirement, thrift, savings, stock bonus, cafeteria, paid time off, perquisite, fringe benefit, vacation, change in control, retention, severance, disability, death benefit, hospitalization, medical and other welfare benefits and other plans, programs, arrangements and understandings, whether oral or written, formal or informal, funded or unfunded (whether or not legally binding), maintained, contributed to or required to be maintained or contributed to by the Company or any Company Subsidiary, in each case providing benefits to any Employee and whether or not subject to Law.  Company Benefit Plans shall not include (A) any Company Multiemployer Plan or (B) the American Bakers Association Retirement Plan.

“Company Benefit Agreements” means all (A) employment, deferred compensation, severance, change in control, termination, employee benefit, loan (other than Employee loans under any Company Pension Plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code), indemnification, retention, stock repurchase, stock option, consulting and similar agreements, commitments and obligations between the Company or any Company Subsidiary, on the one hand, and any Employee, on the other hand, (B) agreements between the Company or any Company Subsidiary, on the one hand, and any Employee, on the other hand, the benefits of which are contingent, or the terms of which are altered, upon the occurrence of transactions involving the Company or any Company Subsidiary of the nature contemplated by this Agreement and (C) trust or insurance Contracts and other agreements to fund or otherwise secure payment of any compensation or benefits to be provided to any Employee.

“Company Pension Plan” means any Company Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA.

“Employee” means any current or former director, officer, employee or independent contractor of the Company or any Company Subsidiary.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

SECTION 2.19.  Litigation.  Other than the pendency of the Cases, there are no Proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary (and, to the knowledge of the Company, there is no basis for any such Proceeding) that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect, nor are there any Judgments outstanding against the Company or any Company Subsidiary that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect.

SECTION 2.20.  Compliance with Applicable Laws.  The Company and the Company Subsidiaries and their operations are in compliance with all applicable Laws, including those governing occupational health and safety, except for such failure to be in compliance as, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect.  Neither the Company nor any Company Subsidiary has received any written communication during the two years prior to the date of this Agreement from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance in any material respect with any applicable Law.  This Section 2.20 does not relate to matters with respect to (a) Taxes, which are the subject of Section 2.16, (b) ERISA, which are the subject of Section 2.18 or (c) Environmental Laws, which are the subject of Section 2.23.

SECTION 2.21.  Labor Matters.  Since June 3, 2007, neither the Company nor any Company Subsidiary has experienced any labor strikes, requests for representation, work slowdowns or stoppages and, to the knowledge of the Company, there is currently no such action threatened against or affecting the Company or any Company Subsidiary.  There is no unfair labor practice charge or complaint against the Company or any Company Subsidiary pending or, to the knowledge of the Company, threatened, in each case, before the National Labor Relations Board or any comparable Federal, state, provincial or foreign agency or authority that, individually or in the aggregate, has resulted or could reasonably be expected to result in a material liability of the Company and the Company Subsidiaries, taken as a whole.  No grievance or arbitration proceeding arising out of a collective bargaining agreement is pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary that, individually or in the aggregate, has resulted or could reasonably be expected to result in a material liability of the Company and the Company Subsidiaries, taken as a whole.

SECTION 2.22.  Contracts.  Except with respect to licenses and other agreements relating to Intellectual Property (which are the subject of Section 2.10) or Company Benefit Plans or Company Benefit Agreements (which are the subject of Section 2.18), as of the date of this Agreement, (a) neither the Company nor any of the Company Subsidiaries is a party to, and none of their respective properties or other assets is subject to, any Contract that is material to the business, operations, property, condition (financial or otherwise) or prospects of the Company and the Company Subsidiaries, taken as a whole, or of a nature required to be filed as an exhibit to a report or filing under the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder and is not so filed, and (b) none of the Company, any of the Company Subsidiaries or, to the knowledge of the Company, any other party thereto is in violation of or in default under (nor to the knowledge of the Company does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Contract, to which it is a party or by which it or any of its properties or other assets is bound, except for violations or defaults that, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect.  None of the Company or any of the Company Subsidiaries has entered into any written or oral Contract with any Affiliate of the Company that is currently in effect other than Company Benefit Agreements and agreements between the Company and any Company Subsidiary or between Company Subsidiaries.  None of the Company or any of the Company Subsidiaries is a party to or otherwise bound by any agreement or covenant (A) restricting the Company’s or any of its Affiliates’ ability to compete or restricting in any respect the research, development, distribution, sale, supply, license or marketing of products or services of the Company or any of its Affiliates, except with respect to licenses and other agreements relating to Intellectual Property (which are the subject of Section 2.10), (B) containing a right of first refusal, right of first negotiation or right of first offer for any material asset or business, except with respect to licenses and other agreements relating to Intellectual Property (which are the subject of Section 2.10) or (C) containing any indemnity obligations to third parties, in the case of clauses (A) through (C), that is material to the Company and the Company Subsidiaries, taken as a whole.

SECTION 2.23.  Environmental Matters.  Except for such matters that, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect:

(a)  the Company and each of the Company Subsidiaries are in compliance with all Environmental Laws, and neither the Company nor any of the Company Subsidiaries has received any written (i) communication that alleges that the Company or any of the Company Subsidiaries is in violation of, or has liability under, any Environmental Law or (ii) request for information from a Governmental Entity regarding clean up liability under or compliance with any Environmental Law;

(b)  there are no Environmental Claims pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries;

(c)  neither the Company nor any of the Company Subsidiaries has entered into or agreed to, or, to the knowledge of the Company, is subject to, any Judgment that remains outstanding for the investigation or remediation of Hazardous Materials or compliance with the requirements of any Environmental Law;

(d)  there has been no Release (other than any Release to the extent the Company or any of the Company Subsidiaries has received regulatory closure or certification of completion, or the Governmental Entity with jurisdiction over the Release has informed the Company or any of the Company Subsidiaries that no further investigation or cleanup by the Company or any of the Company Subsidiaries is required, pursuant to Environmental Law) of or exposure to any Hazardous Material that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries;

(e)  (i) there is no known or suspected friable asbestos-containing materials at, on, under or about property owned, operated or leased by the Company or any Company Subsidiary for which the Company or any Company Subsidiary is liable and which currently requires abatement or containment under applicable Environmental Laws and (ii) to the knowledge of the Company, neither the Company nor any Company Subsidiary has sold, distributed or manufactured any products containing asbestos in the past that could reasonably be expected to form an Environmental Claim against the Company or any Company Subsidiary; and

(f)  neither the Company nor any of the Company Subsidiaries has retained or assumed, either contractually or, to the knowledge of the Company, by operation of law, liability under Environmental Law that have formed (to the extent any such Environmental Claim remains outstanding) or, to the knowledge of the Company, could reasonably be expected to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries.

(g)  Definitions.  As used in this Agreement:

(1)           “Environmental Claim” means administrative, regulatory or judicial actions, suits, demands, directives, claims, liens, Judgments, investigations, proceedings or written notices of noncompliance or violation by or from any person alleging liability (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (x) the presence or Release of, or exposure to, any Hazardous Materials; or (y) the failure to comply with any Environmental Law;

(2)           “Environmental Laws” means all applicable Federal, state, local and foreign Laws, and Judgments issued, promulgated or entered into by any Governmental Entity governing or regulating pollution, natural resources or protection of endangered or threatened species, human health, the climate or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata);

(3)           “Hazardous Materials” means (x) any petroleum or petroleum products, radioactive materials or wastes, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls; and (y) any other chemical, material, substance or waste that is prohibited, limited or regulated as hazardous, toxic, infectious or words of similar import, or which can reasonably be expected to give rise to liability, under any Environmental Law; and

(4)           “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

SECTION 2.24.  Brokers; Schedule of Fees and Expenses.  No broker, investment banker, financial advisor or other person, other than Miller Buckfire & Co., LLC and Alvarez and Marsal North America, LLC, the fees and expenses of which will be paid by the Company or the Reorganized Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction and the Reorganization based upon arrangements made by or on behalf of the Company.  The Company has furnished to Investor a true and complete copy of all agreements between the Company and each of Miller Buckfire & Co., LLC and Alvarez and Marsal North America, LLC, relating to the Transaction and the Reorganization.

SECTION 2.25.  Effect of Transaction.  No management employee, client, customer or other person having a material business relationship with the Company or any Company Subsidiary has changed, or informed the Company or any Company Subsidiary that such person intends to change, such relationship because of the Transaction, the Reorganization or any other transaction contemplated hereby.

SECTION 2.26.  Disclosure.  All information, other than financial information and projections (the “Projections”), that has been or will be made available to Investor by the Company or any of its Representatives is and will be, when taken together as a whole, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made.  The Projections that have been or will be prepared and made available to Investor by the Company or any of its Representatives have been and will be prepared in good faith based upon reasonable assumptions at the time made, and the Company does not have any knowledge of any fact or information that would lead it to believe that such assumptions are incorrect or misleading in any material respect.

SECTION 2.27.  Private Offering.  None of the Company, any Company Subsidiary, their Affiliates and their Representatives has issued, sold or offered any security of the Company to any person under circumstances that would cause the issuance of the Shares, the Term Loan Lender Shares, the New Convertible Debt or the Warrants to be subject to the registration requirements of the Securities Act.  None of the Company, any Company Subsidiary, their Affiliates and their Representatives will offer the Shares, the Term Loan Lender Shares, the New Convertible Debt or the Warrants or any part thereof or any similar securities for issuance or sale to, or solicit any offer to acquire any of the same from, anyone so as to make the issuance and sale of the Shares, the Term Loan Lender Shares, the New Convertible Debt or the Warrants subject to the registration requirements of the Securities Act.  Assuming the representations of Investor contained in Section 3.05 are true and correct, the sale of the Shares and the New Convertible Debt and the issuance of the Series A Warrant to Investor hereunder are exempt from the registration and prospectus delivery requirements of the Securities Act.

SECTION 2.28.  No Reliance on Investor.   None of the Debtors is being advised (and the Company acknowledges and agrees that none of the creditors and equityholders of any Debtor is being advised) by Investor as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.  The Company has consulted with its own advisors concerning such matters and is responsible for making its own independent investigation and appraisal of the Transaction, the Reorganization and the other transactions contemplated hereby and thereby, and Investor has no responsibility or liability to any Debtor (and the Company acknowledges and agrees that Investor has no responsibility or liability to any creditor or equityholder of any Debtor) with respect thereto.

ARTICLE III

Representations and Warranties of Investor

Investor hereby represents and warrants to the Company that:

SECTION 3.01.  Organization, Standing and Power.  Investor is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full limited liability company power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as presently conducted, other than such Permits the lack of which, individually or in the aggregate, have not had and could not reasonably be expected to have an Investor Material Adverse Effect.

SECTION 3.02.  Authority; Execution and Delivery; Enforceability.  Investor has all requisite limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the Transaction and the other transactions contemplated hereby and thereby.  The execution and delivery by Investor of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by Investor of the Transaction and the other transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of Investor.  Investor has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and, assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

SECTION 3.03.  No Conflicts; Consents.  (a)  The execution and delivery by Investor of this Agreement do not, the execution and delivery by Investor of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the Transaction and the other transactions contemplated hereby and thereby and compliance by Investor with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without the lapse of time or the giving of notice, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or increase, add to, accelerate or guarantee rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Investor under, any provision of (i) the certificate of formation or limited liability company governing instruments of Investor, (ii) any Contract to which Investor is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.03(b), any Judgment or Law applicable to Investor or its properties or assets other than, in the case of clauses (ii) and (iii) above, any such item that, individually or in the aggregate, has not had and could not reasonably be expected to have an Investor Material Adverse Effect.

(b)  No Consent of or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Investor in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Transaction or the other transactions contemplated hereby and thereby, other than (i) compliance with and filings under the HSR Act, (ii) the entry by the Bankruptcy Court of the Fee Order, the Investment Agreement Order, the Disclosure Statement Approval Order, the Confirmation Order and any other order by the Bankruptcy Court that may be required in connection with the Plan and the Reorganization and (iii) such other item that, individually or in the aggregate, has not had and could not reasonably be expected to have an Investor Material Adverse Effect.

SECTION 3.04.  Litigation.  As of the date of this Agreement, there are no Proceedings pending or, to the knowledge of Investor, threatened against or affecting Investor relating to the Transaction, the Reorganization or any of the transactions contemplated hereby and thereby.

SECTION 3.05.  Securities Act.  The Shares and the New Convertible Debt purchased by Investor pursuant to this Agreement, and the Series A Warrants issued to Investor pursuant to this Agreement, are being acquired for investment only and not with a view to any public distribution thereof.  Investor acknowledges that the sale of the Shares and the New Convertible Debt, and the issuance of the Series A Warrants, to Investor is not registered under the Securities Act and, as a result, Investor may not offer to sell or sell the Shares, the New Convertible Debt or the Series A Warrants so acquired by it without complying with the registration requirements of the Securities Act or an exception therefrom.

SECTION 3.06.  Brokers; Schedule of Fees and Expenses.  No broker, investment banker, financial advisor or other person, other than persons the fees and expenses of which will be paid by Investor, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transaction and the Reorganization based upon arrangements made by or on behalf of Investor.

ARTICLE IV

Covenants

SECTION 4.01.  Conduct of Business.  (a) Except for matters set forth in Section 4.01(a) of the Company Disclosure Letter or otherwise expressly permitted by this Agreement or the Plan, from the date of this Agreement to the Closing, the Company will, and will cause each Company Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, and use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with the Company or any Company Subsidiary to the end that its goodwill and ongoing business will be unimpaired at the Closing.  In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 4.01(a) of the Company Disclosure Letter or otherwise expressly permitted or required by this Agreement or the Plan, the Company will not, and will not permit any Company Subsidiary to, do any of the following without the prior written consent of Investor:

(i)  amend its certificate of incorporation, by-laws or other comparable charter or organizational documents, other than in accordance with this Agreement;

(ii)  declare, set aside or pay any dividend or make any other distribution to its equity holders, whether or not upon or in respect of any shares of its capital stock or other equity interest;

(iii)  redeem or otherwise acquire any shares of its capital stock or other equity interest or issue, deliver, sell or grant any capital stock or other equity interest or any Voting Company Debt, Voting Subsidiary Debt or Rights;

(iv)  acquire or agree to acquire (A) by merging or consolidating with, or by purchasing an equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any other assets except, with respect to this clause (B), (1) purchases in the ordinary course of business consistent with past practice and (2) capital expenditures in accordance with the Company’s capital expenditures budget as set forth in Section 4.01(a)(iv) of the Company Disclosure Letter (the “Company CapEx Budget”);

(v)  except as required under applicable Law or the terms of any Company Benefit Plan or Company Benefit Agreement in effect on the date of this Agreement, (A) grant to any Employee any loan or increase in any kind of compensation, benefits, perquisites, fringe benefits or any bonus or award, except for grants or increases in any of the foregoing that are made in the ordinary course of business consistent with past practice, (B) grant to any Employee any severance, retention, change in control or termination pay or benefits, or pay any bonus to any Employee, (C) enter into any employment, change in control, loan, retention, consulting, indemnification, severance, termination or similar agreement with any Employee, (D) take any action to secure the payment of compensation or benefits under any Company Benefit Plan or Company Benefit Agreement except in the ordinary course of business consistent with past practice, (E) establish, adopt, enter into, terminate or amend any collective bargaining agreement or other labor union Contract, Company Benefit Plan or Company Benefit Agreement, (F) pay or provide to any Employee any benefit not provided for under a Company Benefit Plan or Company Benefit Agreement as in effect on the date of this Agreement, other than the payment of base compensation in the ordinary course of business consistent with past practice, (G) grant any incentive awards under any Company Benefit Agreement or Company Benefit Plan (including in respect of “phantom” stock, “phantom” stock options, stock appreciation rights, “phantom” stock rights, deferred stock units, performance stock units or other stock based or stock related awards or the removal or modification of any restrictions in any Company Benefit Agreement or Company Benefit Plan or awards made thereunder) or (H) take any action to accelerate any rights or benefits, including vesting and payment, or make any material determinations, under any Company Benefit Plan or Company Benefit Agreement or awards made thereunder;

(vi)  make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP or applicable Law;

(vii)  sell (or agree to sell), lease (as lessor), license, abandon, cancel or otherwise dispose of or subject to any Lien any properties or assets, except (w) sales of real property as set forth in Section 4.01(a)(vii) of the Company Disclosure Letter, (x) licenses granted for limited purposes in the ordinary course of business consistent with past practice to use Company Intellectual Property, (y) sales of inventory in the ordinary course of business consistent with past practice and (z) sales of other immaterial assets;

(viii)  (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person (other than any such indebtedness or guarantees among the Company and the direct or indirect wholly owned Company Subsidiaries or among the direct or indirect wholly owned Company Subsidiaries), issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings under the Company’s debtor-in-possession credit facility as in effect as of the date of this Agreement (the “DIP Facility”) (including borrowings resulting from reimbursement obligations under letters of credit issued under the DIP Facility) incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly owned Company Subsidiary;

(ix)  make or agree to make any capital expenditure or expenditures, except for capital expenditures in accordance with the Company CapEx Budget;

(x)  make or change any material Tax election or method of accounting for Tax purposes or settle or compromise any material Tax liability or refund;

(xi)  (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or as required in accordance with their terms, of liabilities to the extent reflected or reserved against in, or contemplated by, the most recent consolidated financial statements of the Company included in the Filed Company SEC Documents or incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practice, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or (C) waive the benefits of, or agree to modify in any manner, any confidentiality or similar agreement to which the Company or any Company Subsidiary is a party;

(xii)  (A) accelerate orders or sales, or offer any special terms, discounts or purchase programs (including by providing credit terms) to customers or suppliers, other than in the ordinary course of business consistent with past practice, (B) accelerate the collection of any receivables or (C) defer payables to any of the vendors listed in Schedule 1 to Exhibit J to the Investor Commitment Letter;

(xiii)  other than those that are subject to a pleading filed in the Bankruptcy Court prior to the date hereof, assume or reject any material Contract;

(xiv)  other than in the ordinary course of business consistent with past practice or amendments of Leases in connection with the ongoing lease amendment process pursuant to that certain Real Estate Consulting and Advisory Services Agreement, dated as of September 6, 2007 by and between DJM Asset Management, LLC and IBC Sales Corporation, enter into, amend or terminate any Contract;

(xv)  adopt or authorize a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(xvi)  fail to maintain in full force and effect insurance policies covering the Company and the Company Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with the current insurance program applicable to the Company and any Company Subsidiary; or

(xvii)  authorize any of, or commit or agree to take any of, the foregoing actions.

(b)  Other Actions.  The Company will not, and will not permit any of the Company Subsidiaries to, take any action that would, or that could reasonably be expected to, result in any condition to the Transaction set forth in Article V not being satisfied.

(c)  Advice of Changes.  The Company will promptly advise Investor orally and in writing of any event, development, condition or circumstance that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect.

(d)  Consultation.  Subject to applicable Law, in connection with the continuing operation of the business of the Company and the Company Subsidiaries between the date of this Agreement and the Closing, the Company will use commercially reasonable efforts to consult in good faith on a regular basis with the Representatives of Investor and report all material operational developments and the status of ongoing operations pursuant to procedures reasonably requested by Investor or its Representatives.

(e)  Other Affirmative Covenants.  Until the Closing, the Company will, and will cause each Company Subsidiary to:

(i)  maintain its assets in the manner and condition required to permit the business of the Company and the Company Subsidiaries to be conducted immediately following the Closing in all material respects as it is currently being conducted;

(ii)  to the extent permitted under the terms of the DIP Facility, upon any damage, destruction or loss to any material asset, apply any and all insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof to the condition of such asset before such event or, if required, to such other (better) condition as may be required by applicable Law; and

(iii)  (A) maintain its level and quality of inventory and supplies, raw materials and spare parts and (B) pay all accrued expenses, in each case in the ordinary course in a manner consistent with its practices in place as of the date of the Balance Sheet.

SECTION 4.02.  No Solicitation.  (a)  The Company will not, nor will it authorize or permit any Company Subsidiary to, nor will it authorize or permit any officer, director or employee of, or authorize any investment banker, attorney or other advisor, agent or representative (collectively, “Representatives”) of, the Company or any Company Subsidiary to, and will instruct the Representatives, the Company and any Company Subsidiary not to and will otherwise use its reasonable best efforts to cause the Representatives, the Company and any Company Subsidiary not to, (i) directly or indirectly solicit, initiate or knowingly encourage any Alternative Proposal, (ii) enter into any agreement with respect to any Alternative Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Alternative Proposal; provided, however, that, after the entry of the Investment Agreement Order by the Bankruptcy Court, the Company may, in response to an unsolicited bona fide written Alternative Proposal that did not result from a breach of this Section 4.02(a) or the ninth paragraph of the Investor Commitment Letter, (x) furnish information with respect to the Company and the Company Subsidiaries to the person making such Alternative Proposal and its Representatives pursuant to a customary confidentiality agreement not less restrictive of the other party than the confidentiality agreement, dated August, 2007, between Ripplewood Holdings L.L.C. and the Company (the “Confidentiality Agreement”) and (y) participate in discussions or negotiations regarding such Alternative Proposal with the person making such Alternative Proposal and its Representatives.  The Company must promptly provide to Investor any non-public information concerning the Company or any Company Subsidiary that is provided to such person or its Representatives which was not previously provided to Investor.

(b)  Prior to the termination of this Agreement in accordance with the terms hereof, neither the Company Board nor any committee thereof may (i) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Alternative Proposal or (ii) approve, file or support any plan of reorganization or liquidation, other than the Plan.

(c)  The Company promptly after its awareness of the receipt or delivery thereof, and in any case within 24 hours thereafter, will advise Investor orally and in writing of any Alternative Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Alternative Proposal, the identity of the person making such Alternative Proposal or inquiry and the material terms of any such Alternative Proposal or inquiry.   The Company will (i) keep Investor reasonably informed of the status (including any change to the terms thereof) of any such Alternative Proposal or inquiry and (ii) provide to Investor, as soon as practicable after receipt or delivery thereof, and in any case within 24 hours, copies of all correspondence and other written material sent or provided to the Company from any third party in connection with any Alternative Proposal or sent or provided by the Company to any third party in connection with any Alternative Proposal (unless such correspondence or written material has previously been provided to Investor).

(d)  For purposes of this Agreement:

“Alternative Proposal” means any proposal by a third party to enter into and consummate any agreement for a Chapter 11 plan for any of the Debtors (other than the Plan) or any other transaction or series of transactions (including one or more sales under Section 363 of the Bankruptcy Code).

“Superior Proposal” means any Alternative Proposal that does not result from a breach of Section 4.02(a) or the ninth paragraph of the Investor Commitment Letter and with terms that the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and independent financial advisors, (i) to be more favorable from a financial point of view to the Debtors’ constituents than would be obtained through the consummation of the Acquisition and the Reorganization, taking into account all the terms and conditions of such Alternative Proposal as well as all the terms and conditions of the Acquisition and the Reorganization (including any proposal by Investor to amend the terms and conditions of the Acquisition or the Reorganization in effect as of the date of such determination), and (ii) is reasonably capable of being completed, taking into account all financial, regulatory, labor relations, legal and other aspects of such Alternative Proposal; provided, however, that the Company Board may not so determine that any such Alternative Proposal is a Superior Proposal prior to (x) the entry of the Investment Agreement Order by the Bankruptcy Court and (y) the time that is five days after the time at which the Company has complied in all respects with Section 4.02(c) with respect to such Alternative Proposal.

SECTION 4.03.  Access to Information.  Subject to applicable Law, including with regard to employee privacy rights, the Company will, and will cause each of the Company Subsidiaries to, provide Investor and its Representatives reasonable access during the period prior to the Closing to the Company, the Company Subsidiaries and all the personnel, properties, books, contracts, commitments, Tax Returns and records of the Company and the Company Subsidiaries, and, during such period the Company will, and will cause each of the Company Subsidiaries to, furnish promptly to Investor (a) a copy of each report, schedule, statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws or in the Cases and (b) all other information concerning the Company, any Company Subsidiary, the Transaction, the Reorganization or any other transaction contemplated hereby or thereby as Investor may reasonably request.  Any information furnished to Investor and its Representatives by the Company or any Company Subsidiary pursuant to this Section 4.03 shall be treated as “Evaluation Material” under the Confidentiality Agreement (subject to the exclusions provided in the Confidentiality Agreement).

SECTION 4.04.  Antitrust Approval.  Each of Investor and the Company will, within 15 days following the Investment Agreement Order, file with the United States Federal Trade Commission and the United States Department of Justice the notification and report form, if any, required to be filed by it for the Transaction and the other transactions contemplated hereby pursuant to the HSR Act.  Any such notification and report form will be in substantial compliance with the requirements of the HSR Act.  Each of Investor and the Company will furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act.

SECTION 4.05.  Financing.  The Company and the Company Subsidiaries will use their reasonable best efforts to consummate the Financing on the terms and conditions set forth in the ABL Facility Commitment Papers and the Term Loan Facility Commitment Papers, including using reasonable best efforts to (a) enter into definitive documentation for the Financing consistent with the terms and conditions set forth in the ABL Facility Commitment Papers and the Term Loan Facility Commitment Papers and (b) satisfy all conditions to the Financing set forth in the ABL Facility Commitment Papers, the Term Loan Facility Commitment Papers and such definitive documentation for the Financing that are to be satisfied by the Company and the Company Subsidiaries.  The Company and the Company Subsidiaries will comply with all of their obligations under the ABL Facility Commitment Papers and the Term Loan Facility Commitment Papers, and will enforce all of their rights under the ABL Facility Commitment Papers and the Term Loan Facility Commitment Papers.  The Company will keep Investor informed of the status of its efforts to obtain the proceeds of the Financing, and will give Investor prompt notice of any breach by any party to the ABL Facility Commitment Papers, the Term Loan Facility Commitment Papers or any of the definitive documentation for the Financing or any purported termination of the ABL Facility Commitment Papers, the Term Loan Facility Commitment Papers or any of the definitive documentation for the Financing.  The Company will not, without the prior written consent of Investor, (x) waive, amend, supplement or modify, or permit any waiver, amendment, supplement or modification to, the ABL Facility Commitment Papers, the Term Loan Facility Commitment Papers or any of the definitive documentation for the Financing, or (y) terminate, or take any action that would permit the termination of, the ABL Facility Commitment Papers, the Term Loan Facility Commitment Papers or any of the definitive documentation for the Financing.   With respect to any matter to which the Company or any Company Subsidiary has consultation rights under the ABL Facility Commitment Papers or the Term Loan Facility Commitment Papers, the Company or such Company Subsidiary will involve Investor substantially in any consultation process related thereto, and with respect to any matter to which the Company or any Company Subsidiary has consent or approval rights under the ABL Facility Commitment Papers or the Term Loan Facility Commitment Papers, the Company or such Company Subsidiary will have first obtained the consent or approval of Investor (such consent or approval not to be unreasonably withheld) before providing its consent or approval under the ABL Facility Commitment Papers or the Term Loan Facility Commitment Papers, as applicable, with respect thereto.  Investor will use commercially reasonable efforts to assist the Company in negotiating the definitive documentation for the Financing consistent with the terms and conditions set forth in the ABL Facility Commitment Papers and the Term Loan Facility Commitment Papers.

SECTION 4.06.  Commercially Reasonable Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto will use its commercially reasonable efforts to (i) obtain all necessary actions or nonactions, waivers and Consents from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity and (ii) obtain all necessary material Consents or waivers from third parties.  In connection with and without limiting the foregoing, the Company will use its commercially reasonable efforts to (1) ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Transaction, the Reorganization, any other transactions contemplated hereby, this Agreement or any Ancillary Agreement, (2) if any state takeover statute or similar statute or regulation becomes applicable to the Transaction, the Reorganization, any other transactions contemplated hereby, this Agreement or any Ancillary Agreement, ensure that the Transaction, the Reorganization and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Ancillary Agreements and otherwise minimize the effect of such statute or regulation on the Transaction, the Reorganization and the other transactions contemplated hereby and (3) defend any Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transaction, the Reorganization and the other transactions contemplated hereby and thereby, including seeking to have vacated or reversed any Judgment entered by any court or other Governmental Entity that would restrain, prevent or delay the Closing; provided, however, that with respect to this clause (3), (x) at the Company’s request, Investor will use commercially reasonable efforts to assist the Company in connection with any such Proceedings, (y) Investor will have the right to participate in any such Proceedings and (z) the Company will not settle any such Proceedings without the prior written consent of Investor.

SECTION 4.07.  Employees.  The Company will, and will cause the Company Subsidiaries to, use commercially reasonable efforts to enter into modification agreements with each of (a) the International Brotherhood of Teamsters, (b) the Bakery, Confectionery, Tobacco Workers and Grain Millers’ International Union, (c) the Retail, Wholesale and Department Store Union and (d) the United Auto Workers Union, in each case with terms that are consistent with the concessions and work rule changes necessary to implement “path to market” and the Plan and that permit the consummation of the Transaction, the Reorganization and the other transactions contemplated hereby and thereby and in form and substance reasonably satisfactory to Investor.  The Company and the Company Subsidiaries will use their commercially reasonable efforts to facilitate the ratification of such modification agreements by the relevant local unions.  Investor will use commercially reasonable efforts to assist the Company in negotiating such modification agreements.

SECTION 4.08.  Tax Matters.   (a)  During the period from the date of this Agreement to the Closing, the Company and each Company Subsidiary will (i) promptly notify Investor of any Proceeding or audit that is or could reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, that is or becomes pending against or with respect to the Company or any Company Subsidiary in respect of any Tax and (ii) not settle or compromise any such Proceeding or audit without Investor’s prior written consent.

(b)  Prior to filing any Federal income Tax Return after the execution of this Agreement, the Company and each Company Subsidiary shall provide a draft of each such Tax Return to Investor in order to provide Investor with the opportunity to review and comment on such Tax Returns.  Any such Tax Returns will be filed in accordance with past practice.

SECTION 4.09.  Supplemental Disclosure.  The Company will have the continuing obligation until the Closing promptly to supplement or amend the Company Disclosure Letter with respect to any matter hereafter arising or discovered that, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Letter; provided, however, that no supplement or amendment to such Company Disclosure Letter will have any effect for the purpose of determining the satisfaction of the conditions set forth in Section 5.02(a).

SECTION 4.10.  Fees and Expenses.  (a)  Except as provided in this Section 4.10, all fees and expenses incurred in connection with the Transaction, the Reorganization and the other transactions contemplated hereby will be paid by the party incurring such fees or expenses, whether or not the Transaction or the Reorganization is consummated.

(b)  The Company will pay to Investor the Equity Commitment Fee, the Debt Commitment Fee and the Investors Transaction Expenses (each as defined in the Investor Fee Letter) in accordance with the terms set forth in the Investor Fee Letter.

(c)  Any Equity Commitment Fee, Debt Commitment Fee or Investors Transaction Expenses (each as defined in the Investor Fee Letter) payable pursuant to the Investor Fee Letter shall be entitled to priority as administrative expense claims (senior to all other administrative claims, except junior to the claims of the lenders and the administrative agent under the DIP Facility and equal in priority with the amounts due and owing to the Commitment Parties (as defined in the Term Loan Facility Commitment Papers) and their affiliates under the Term Loan Facility Commitment Papers) under Sections 503(b)(1) and 507(a)(2) of the Bankruptcy Code, whether or not the Transaction, the Reorganization or any other transaction contemplated hereby is consummated.

SECTION 4.11.  Public Announcements.  Each of Investor and the Company will use its commercially reasonable efforts to consult with each other before issuing, and, to the extent reasonably feasible, provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transaction, the Reorganization and the other transactions contemplated hereby and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law.

SECTION 4.12.  Resignation of Directors of the Company.  As to each person serving as a member of the Company Board immediately prior to the Closing, either (a) the Company will cause each such member of the Company Board to execute and deliver a letter prior to the Closing, which will not be revoked or amended prior to the Closing, effectuating his or her resignation as a member of the Company Board effective immediately prior to the Closing or (b) the Plan will effectuate the removal or replacement of such person as a member of the Company Board effective immediately prior to the Closing.

SECTION 4.13.  Further Assurances.  (a)  From time to time, as and when requested by any party, each party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the Transaction, the Reorganization and the other transactions contemplated hereby.

(b)  The Company will give prompt notice to Investor, and Investor will give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification will affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

SECTION 4.14.  Bankruptcy Matters.  (a)  Prior to September 30, 2008, the Company will file in the Cases (i) the Plan, which Plan will be consistent with the terms outlined in Exhibit A to the Investor Commitment Letter, will not contain terms that are inconsistent with those outlined in Exhibit A to the Investor Commitment Letter and will otherwise be in form and substance reasonably satisfactory to Investor and the Prepetition Investors, and (ii) a disclosure statement accompanying the Plan (the “Disclosure Statement”), which Disclosure Statement will be in form and substance reasonably satisfactory to Investor and the Prepetition Investors.  The Company will not amend, supplement or otherwise modify any provision of the Plan or the Disclosure Statement (each as filed with the Bankruptcy Court) in a manner that is not in form and substance reasonably satisfactory to Investor.  The Company has furnished to Investor a draft of each of the Plan and the Disclosure Statement prior to the date of this Agreement.

(b)  The Company agrees to use its commercially reasonable efforts to have identified for Investor the prepetition executory contracts and unexpired leases that it believes should be assumed prior to the commencement of the hearing to consider approval of the Disclosure Statement.  Within five days after entry of the Disclosure Statement Approval Order, the Company will serve each counterparty to a Contract designated for assumption by Investor a notice, in form and substance reasonably satisfactory to Investor, setting forth the amount necessary to cure any defaults of the Company or any Company Subsidiary under such Contract to the extent required by Section 365 of the Bankruptcy Code (the “Cure Amount”).  The Company will seek to have the Disclosure Statement Approval Order require each counterparty to file and serve any objection to such Cure Amount by no later than the date that objections to confirmation of the Plan are required to be filed and served under the Disclosure Statement Approval Order, and will provide notice of such deadline to each such counterparty.

(c)   The Company will obtain an order from the Bankruptcy Court setting a deadline by which each holder of an administrative expense claim must file a proof of claim setting forth the amount and basis for such administrative claim, which deadline will not be later than 30 days after the Closing Date; provided, however, that such administrative claims bar date shall not apply to holders of a claim (i) for professional fees or expenses, (ii) for reclamation claims, (iii) for key employee retention payments, (iv) for administrative expense claims payable by the Company or any of its subsidiaries in the ordinary course of business or (v) that previously has been filed or allowed in the Cases.  The Company will obtain an order from the Bankruptcy Court setting a deadline not later than 45 days after the Closing Date by which each holder of an administrative expense claim for professional fees and expenses must file an application for allowance of the fees and expenses.

(d)  Each of the Company and each Company Subsidiary will not seek or consent to the dismissal of any Case, will not convert any Case to a case under Chapter 7 of the Bankruptcy Code and will not seek or consent to the appointment of a Chapter 11 trustee in any Case.

(e)  The Company will file with the Bankruptcy Court, promptly following the execution of this Agreement, a motion seeking the approval of this Agreement and such other documentation for the Transaction, and authorizing the Company to execute and to incur and perform its obligations under this Agreement and such other documentation for the Transaction, in form and substance reasonably satisfactory to Investor, for approval by the Bankruptcy Court (the “Investment Agreement Motion”).  The Company will attach a complete and correct copy of this Agreement (including all Exhibits hereto, except for information in the Exhibits the disclosure of which is prohibited by Law) to the Investment Agreement Motion.

(f)  The Company will file all pleadings with the Bankruptcy Court as are necessary or appropriate to secure entry of the Fee Order, the Investment Agreement Order, the Disclosure Statement Approval Order and the Confirmation Order, will serve all parties entitled to notice of such pleadings under applicable provisions of the Bankruptcy Code and all related rules, and will diligently pursue the issuance of such orders (including by presenting all evidence necessary to support the Investment Agreement Motion, the approval of the Fee Order and the Disclosure Statement and the confirmation of the Plan, responding to objections and discovery requests made by any party in interest and taking all such other actions as may be necessary to obtain the issuance of the Fee Order, the Investment Agreement Order, the Disclosure Statement Approval Order and the Confirmation Order).  The Company will oppose and seek the dismissal of any appeal (including a petition for certiorari, motion for rehearing, reargument, reconsideration or revocation) of the Fee Order, the Investment Agreement Order, the Disclosure Statement Approval Order or the Confirmation Order.  The Company will use its commercially reasonable efforts to provide Investor at least three days in advance of filing (i) a draft of any motion, order, amendment, supplement or other pleading that the Company proposes to file with the Bankruptcy Court seeking approval of this Agreement and the entry of the Fee Order, the Investment Agreement Order, the Disclosure Statement Approval Order and the Confirmation Order and (ii) any other motion, order, amendment, supplement or other pleading that the Company proposes to file with any other court in connection with an appeal (including a petition for certiorari, motion for rehearing, reargument, reconsideration or revocation) of the Fee Order, the Investment Agreement Order, the Disclosure Statement Approval Order or the Confirmation Order.  The Company will use its commercially reasonable efforts to cooperate with Investor with respect to all such motions, orders, amendments, supplements or other pleadings, and, subject to the judgment of the Company’s counsel, incorporate the comments of Investor or its counsel into such motion, order, amendment, supplement, motion or other pleading.  Nothing herein will impair, limit or otherwise affect the right of Investor to file any motion, order, amendment, supplement or other pleading in connection with the Company’s efforts to seek entry of the Fee Order, the Investment Agreement Order, the Disclosure Statement Approval Order or the Confirmation Order, or any appeal (including a petition for certiorari, motion for rehearing, reargument, reconsideration or revocation) thereof.

(g)  The Company will keep Investor informed of any material developments with respect to proceedings in the Bankruptcy Court relating to the Cases.

ARTICLE V

Conditions Precedent

SECTION 5.01.  Conditions to Each Party’s Obligation.  The obligations of Investor and the Company to effect the Transaction are subject to the satisfaction (or waiver by Investor and the Company) on or prior to the Closing of the following conditions:

(a)  Confirmation Order.  The Bankruptcy Court shall have entered an order (the “Confirmation Order”) in the Cases confirming the Plan.

(b)  No Injunctions or Restraints.  No restraining order, preliminary or permanent injunction or other judgment, decree, ruling or order issued by any court of competent jurisdiction or statute, law, rule, other legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Transaction, the Reorganization or the other transactions contemplated hereby.

SECTION 5.02.  Conditions to Obligation of Investor.  The obligation of Investor to effect the Transaction is subject to the satisfaction (or waiver by Investor) on or prior to the Closing of the following conditions:

(a)  Representations and Warranties.  The representations and warranties of the Company in this Agreement shall be true and correct (without giving effect to any qualifications or limitations as to materiality or Company Material Adverse Effect set forth therein) as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date (without giving effect to any qualifications or limitations as to materiality or Company Material Adverse Effect set forth therein), except, in each case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect.  Investor shall have received a certificate signed on behalf of the Company by each of the chief executive officer and the chief financial officer of the Company to such effect.

(b)  Performance of Obligations of the Company.  The Company shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Company prior to or on the day of the Closing, and Investor shall have received a certificate signed on behalf of the Company by each of the chief executive officer and the chief financial officer of the Company to such effect (such certificate, together with the certificate to be delivered in accordance with Section 5.02(a), the “Reorganized Company’s Closing Certificate”).

(c)  Governmental Approvals.  The waiting period under the HSR Act applicable to the Transaction shall have expired or been terminated.  All other Consents of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity required to consummate the Transaction, the Reorganization and the other transactions contemplated hereby shall have been obtained, filed or satisfied.

(d)  Absence of Proceedings.  Except for Proceedings with respect to the Confirmation Order the effect of which is as described in the proviso in Section 5.02(q), there shall not be pending any Proceeding before any Governmental Entity, or threatened by any Governmental Entity, (i) challenging or seeking to restrain or prohibit the Transaction, the Reorganization or any other transaction contemplated hereby or seeking to obtain from Investor in connection with the Transaction, the Reorganization or any other transaction contemplated hereby any damages that are material in relation to the Company and the Company Subsidiaries, taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by Investor of any material portion of the business or assets of the Company and the Company Subsidiaries, taken as a whole, or to compel Investor, the Company or any Company Subsidiary to dispose of or hold separate any material portion of the business or assets of the Company and the Company Subsidiaries, taken as a whole, in each case as a result of the Transaction, the Reorganization or any of the other transactions contemplated hereby, (iii) seeking to impose limitations on ability of Investor to acquire or hold, or exercise full rights of ownership of, the Shares, the New Convertible Debt or the Series A Warrants, including the right to vote the Shares on all matters properly presented to the stockholders of the Company or (iv) seeking to prohibit Investor from effectively controlling in any material respect the business or operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that Investor has complied with clause (x) in Section 4.06.

(e)  Certificate of Incorporation and Bylaws of the Company.  The Company shall have (i) amended, and filed with the Secretary of State of the State of Delaware, its certificate of incorporation in the form attached as Exhibit E hereto (as so amended, the “Amended Company Charter”), and (ii) amended its by-laws in form and substance reasonably satisfactory to Investor (as so amended, the “Amended Company By-laws”), which Amended Company Charter and Amended Company By-laws shall become the certificate of incorporation and by-laws of the Reorganized Company as of and after the Closing.

(f)  Stockholders’ Agreement.  The Reorganized Company and each holder of New Common Stock as of the Closing shall have entered into the Stockholders’ Agreement (it being understood that the issuance of shares of New Common Stock to a person is conditioned on the receipt of an executed counterpart of the Stockholders’ Agreement from such person), and the Stockholders’ Agreement shall become effective as of and after the Closing and shall be the legal, valid and binding obligation of the Reorganized Company, enforceable against the Reorganized Company in accordance with its terms.

(g)  New Convertible Debt Indenture.  The Company shall have entered into the New Convertible Debt Indenture, which shall be the legal, valid and binding obligation of the Company and the Reorganized Company, enforceable against the Company and the Reorganized Company in accordance with its terms.

(h)  Absence of Company Material Adverse Effect.  Except to the extent disclosed in the Company 2008 10-K (other than any risk factor disclosures or other cautionary, predictive and forward looking disclosures contained in any such document under the heading “Risk Factors” or “Forward-Looking Statements” or under any other heading) or in writing to Investor on September 12, 2008, since September 12, 2008, (i) there shall not have occurred or become known to Investor any events, developments, conditions or circumstances that, individually or in the aggregate, have had or could reasonably be expected to have a Company Material Adverse Effect and (ii) other than sales of real property as set forth on Section 4.01(a)(vii) of the Company Disclosure Letter, no material assets of the Company or any Company Subsidiary shall have been sold or agreed to be sold from and after September 12, 2008.

(i)  Fee Order.  Not later than September 30, 2008, the Bankruptcy Court shall have entered an order (the “Fee Order”) in the Cases, in form and substance satisfactory to Investor, (i) approving the Investor Commitment Papers, the ABL Facility Commitment Papers and the Term Loan Facility Commitment Papers, (ii) authorizing the Debtors to pay the fees and reimbursement of costs and expenses set forth in the Investor Commitment Papers in accordance with the terms thereof, with the order specifically providing that all amounts due and owing to Investor and its affiliates, including the fees and reimbursement of costs and expenses as set forth in the Investor Commitment Papers, shall be entitled to priority as administrative expense claims (senior to all other administrative claims, except junior to the claims of the lenders and the administrative agent under the DIP Facility and equal in priority with the amounts due and owing to the Commitment Parties (as defined in the Term Loan Facility Commitment Papers) and their affiliates under the Term Loan Facility Commitment Papers) under Sections 503(b)(1) and 507(a)(2) of the Bankruptcy Code, whether or not the Transaction, the Reorganization or any other transaction contemplated hereby is consummated and (c) otherwise authorizing the Debtors to execute and to incur and perform their obligations under the Investor Commitment Papers, the ABL Facility Commitment Papers and the Term Loan Facility Commitment Papers.

(j)  Investment Agreement Order. Not later than October 20, 2008, the Bankruptcy Court shall have entered an order (the “Investment Agreement Order”) in the Cases, in form and substance reasonably satisfactory to Investor, authorizing the Company to execute and to incur and perform its obligations under this Agreement and the other documentation for the Transaction.

(k)  Filing of the Plan and the Disclosure Statement.  Not later than September 30, 2008, the Company shall have filed in the Cases the Plan reflecting the terms outlined in Exhibit A to the Investor Commitment Letter, not containing terms that are inconsistent with those outlined in Exhibit A to the Investor Commitment Letter and otherwise in form and substance reasonably satisfactory to Investor, and a disclosure statement accompanying the Plan (the “Disclosure Statement”) in form and substance reasonably satisfactory to Investor.

(l)  Payment of Fees and Expenses.  The Company shall have paid the fees and reimbursement of costs and expenses set forth in the Investor Fee Letter in accordance with the terms thereof.

(m)  No Conversion of Cases.  There shall not have occurred a dismissal or conversion of any Case to a case under Chapter 7 of the Bankruptcy Code or the appointment of a Chapter 11 trustee in any Case.

(n)  Disclosure Statement Approval Order.  Not later than November 21, 2008, the Bankruptcy Court shall have entered an order (the “Disclosure Statement Approval Order”) in the Cases, in form and substance reasonably satisfactory to Investor, approving the Disclosure Statement.

(o)  No Modification of the Plan.  No provision of the Plan (as filed with the Bankruptcy Court) shall have been amended, supplemented or otherwise modified in a manner that is not in form and substance reasonably satisfactory to Investor.

(p)  Confirmation Order.  The Bankruptcy Court shall have entered the Confirmation Order in the Cases not later than January 15, 2009, which Confirmation Order shall be in form and substance reasonably satisfactory to Investor.

(q)  Final Order.  The Confirmation Order shall have become a final order, in full force and effect without reversal, modification or stay, not subject to a pending motion for reconsideration, revocation, reversal, modification, stay or appeal and the period for an appeal shall have expired; provided, however, that if the Confirmation Order has not become a final order because a notice of appeal has been timely filed and the parties are not stayed or enjoined from consummating the Transaction or the Reorganization, the condition set forth in this Section 5.02(q) shall be deemed satisfied unless the effect of the appeal could reasonably be expected to be adverse to the business, operations, property, condition (financial or otherwise) or prospects of the Reorganized Company and its direct and indirect subsidiaries, taken as a whole, or adverse to Investor, in each case as determined by Investor.

(r)  The DIP Facility.  (i) There shall not have been any event or condition which constitutes an event of default, or which upon notice, lapse of time, or both would become an event of default, under the DIP Facility that has not been waived in accordance with the terms of the DIP Facility without any fees being paid or payable by the Company or any Company Subsidiary in connection therewith and (ii) Investor shall have received evidence, in form and substance reasonably satisfactory to Investor, that all obligations under the DIP Facility (other than letters of credit issued but undrawn thereunder that are to remain outstanding on and after the Closing in accordance with Section 5.02(y)) have been repaid in full, all commitments under the DIP Facility have been terminated and all Liens related to the DIP Facility have been terminated or released.

(s)  ABL Facility.  (i) The Company, the Company Subsidiaries and the ABL Facility lenders shall have entered into definitive documentation for the ABL Facility reflecting the terms of the ABL Facility Commitment Papers, in form and substance reasonably satisfactory to Investor, and the syndication (without taking into account the exercise of any flex provisions) of the commitments and loans, and the identity of each lender, under the ABL Facility shall have been reasonably satisfactory to Investor, (ii) no provision of the ABL Facility Commitment Papers or the definitive documentation for the ABL Facility shall have been waived, amended, supplemented or otherwise modified by any party thereto in a manner that is not in form and substance satisfactory to Investor, (iii) with respect to any matter to which the Company or any Company Subsidiary has consultation rights under the ABL Facility Commitment Papers, the Company or such Company Subsidiary shall have involved Investor substantially in any consultation process related thereto, and with respect to any matter to which the Company or any Company Subsidiary has consent or approval rights under the ABL Facility Commitment Papers, the Company or such Company Subsidiary shall have first obtained the consent or approval of Investor (such consent or approval not to be unreasonably withheld) before providing its consent or approval under the ABL Facility Commitment Papers with respect thereto, (iv) all conditions to borrowing under the ABL Facility shall have been satisfied or waived (with any such waiver to be in form and substance satisfactory to Investor) on or prior to the Closing, and (v) on the Closing (A) there shall not be any event or condition which constitutes an event of default, or which upon notice, lapse of time, or both would become an event of default, under the ABL Facility and (B) the ABL Facility shall be in full force and effect.

(t)  Term Loan Facility.  (i) The Company, the Company Subsidiaries and the Term Loan Facility lenders shall have entered into definitive documentation for the Term Loan Facility reflecting the terms of the Term Loan Facility Commitment Papers, in form and substance reasonably satisfactory to Investor, and the syndication of the commitments and loans, and the identity of each lender, under the Term Loan Facility shall have been reasonably satisfactory to Investor, (ii) no provision of the Term Loan Facility Commitment Papers or the definitive documentation for the Term Loan Facility shall have been waived, amended, supplemented or otherwise modified by any party thereto in a manner that is not in form and substance satisfactory to Investor, (iii) with respect to any matter to which the Company or any Company Subsidiary has consultation rights under the Term Loan Facility Commitment Papers, the Company or such Company

Subsidiary shall have involved Investor substantially in any consultation process related thereto, and with respect to any matter to which the Company or any Company Subsidiary has consent or approval rights under the Term Loan Facility Commitment Papers, the Company or such Company Subsidiary shall have first obtained the consent or approval of Investor (such consent or approval not to be unreasonably withheld) before providing its consent or approval under the Term Loan Facility Commitment Papers with respect thereto, (iv) all loans under the Term Loan Facility shall have been funded on or prior to the Closing, and (v) on the Closing (A) there shall not be any event or condition which constitutes an event of default, or which upon notice, lapse of time, or both would become an event of default, under the Term Loan Facility and (B) the Term Loan Facility shall be in full force and effect.

(u)  Union Agreements.  The agreements between the Company (or the applicable Company Subsidiary) and each of the International Brotherhood of Teamsters, the Bakery, Confectionery, Tobacco Workers and Grain Millers’ International Union, the Retail, Wholesale and Department Store Union and the United Auto Workers Union (the “Unions”) to implement modifications to collective bargaining agreements necessary to effect all of the concessions and work rule changes necessary to implement “path to market” and the Reorganized Company’s business plan, each in form and substance reasonably satisfactory to Investor, shall have been ratified by the Unions.

(v)  ABA Pension Plan.  (i) The Bankruptcy Court shall have entered an order in the Cases, in form and substance satisfactory to Investor, determining that, if and to the extent that a court of competent jurisdiction determines that any of the Debtors has any current or future liability to, under or in connection with the American Bakers Association Retirement Plan (the “ABA Plan”) based on the Debtors’ (or their employees’) participation prior to the Closing Date in the ABA Plan, such liability is a general unsecured pre-petition claim against the relevant Debtor, and such order shall have become a final order, in full force and effect without reversal, modification or stay, not subject to a pending motion for reconsideration, revocation, reversal, modification, stay or appeal and the period for an appeal shall have expired, or (ii) Investor shall otherwise be satisfied that any of the Company’s, the Reorganized Company’s or any of their direct or indirect subsidiaries’ current or future liability (whether on-or off-balance sheet, contingent or otherwise) to, under or in connection with the ABA Plan based on the Debtors’ (or their employees’) participation prior to the Closing Date in such pension plan shall not result in any post-confirmation payment by, or any other cost to, the Reorganized Company or any of its direct or indirect subsidiaries.

(w)  No Other Transactions.  The Debtors shall not have filed or supported any plan of reorganization or liquidation, other than the Plan, or any motion or motions to sell, or agree to sell, any material assets of the Debtors, other than sales of real property as set forth on Section 4.01(a)(vii) of the Company Disclosure Letter.

(x)  Financial Conditions.  The Company and the Company Subsidiaries, on a consolidated basis, shall satisfy the conditions set forth on Exhibit J to the Investor Commitment Letter, subject to the right to cure any failure of such conditions in accordance with Exhibit J to the Investor Commitment Letter.

(y)  Existing Letters of Credit.  All letters of credit outstanding under the Prepetition Credit Agreement or the DIP Facility as of the Closing shall remain in place (or be replaced by equivalent letters of credit) on and after the Closing pursuant to cash collateral or other arrangements by the Company and the Company Subsidiaries that are in form and substance satisfactory to Investor.

(z)  Deregistration.  On the Closing Date, the Reorganized Company shall be eligible to deregister under the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

Notwithstanding the foregoing, in the event (1) a condition set forth in Section 5.02(i), 5.02(j), 5.02(k), 5.02(n) or 5.02(p) is not satisfied by the deadline applicable thereto (a “Deadline”) and (2) the Company has used reasonable, good faith efforts to satisfy such condition by the applicable Deadline, such applicable Deadline shall automatically be extended once to the date that is five calendar days after the date of such applicable Deadline as set forth in the relevant Section.

ARTICLE VI

Termination, Amendment and Waiver

SECTION 6.01.  Termination.  (a)  Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated at any time prior to the Closing:

(i)  by mutual written consent of the Company and Investor;

(ii)  by Investor if any of the conditions set forth in Section 5.01 or 5.02 shall have become incapable of being satisfied, and shall not have been waived by Investor;

(iii)  by the Company if (A) any of the conditions set forth in Section 5.01 shall have become incapable of being satisfied, and shall not have been waived by the Company and Investor, or (B) any of the conditions set forth in Section 5.02(i), (j), (k), (n) or (p) shall have become incapable of being satisfied and a period of ten days shall have passed following the last date (after giving effect to the extension contemplated in the final provision of Section 5.02 and any further extension provided by Investor from time to time in its sole discretion) upon which the condition could have been satisfied, and shall not have been waived by Investor;

(iv)  by the Company after the entry of the Investment Agreement Order in connection with an unsolicited bona fide written Alternative Proposal that did not result from a breach of Section 4.02(a) and with terms that the Company Board determines in good faith, after having consulted with its outside legal counsel and its independent financial advisors, to be a Superior Proposal; provided, however, that prior to notifying Investor of the termination of this Agreement pursuant to this Section 6.01(a)(iv), (x) the Company shall have given Investor written notice of the terms of such Alternative Proposal (including the identity of the person making such Alternative Proposal) and of the determination by the Company Board that such Alternative Proposal constitutes a Superior Proposal, (y) at least five business days after Investor has received the notice referred to in clause (x) above, and taking into account any revised proposal made by Investor since receipt of the notice referred to in clause (x) above, the Company Board again has determined in good faith, after consultation with its outside legal counsel and its independent financial advisors, that such Alternative Proposal remains a Superior Proposal, and (z) the Company has previously paid all amounts due under the Investor Fee Letter, including amounts due under the Investor Fee Letter as a result of the termination of this Agreement; or

(v)  by Investor, if the Closing does not occur on or prior to February 9, 2009.

(b)  In the event of termination of this Agreement by either Investor or the Company pursuant to Section 6.01(a), written notice thereof will forthwith be given to the other and this Agreement will be terminated, without further action by any party.

SECTION 6.02.  Effect of Termination.  If this Agreement is terminated by either Investor or the Company pursuant to Section 6.01, this Agreement will become null and void and of no further force and effect, without any liability or obligation on the part of Investor, the Company or any Company Subsidiary (or any of their respective directors, officers, employees, Affiliates or Representatives) under this Agreement, except for the provisions of the last sentence of Section 4.03 and the provisions of Sections 4.10, 4.11, 6.01, 6.02, 7.03, 7.07, 7.09, 7.10, 7.11 and 7.12, which provisions will survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any representation, warranty or covenant set forth in this Agreement.

SECTION 6.03.  Amendments and Waivers.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  By an instrument in writing Investor, on the one hand, or the Company, on the other hand, may waive compliance by the other with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

ARTICLE VII

General Provisions

SECTION 7.01.  Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in the Reorganized Company’s Closing Certificate shall survive the Closing.

SECTION 7.02.  Assignment.  This Agreement and the rights and obligations hereunder will not be assignable or transferable by any party without the prior written consent of the other party hereto.  Notwithstanding the foregoing, (a) Investor may assign its rights hereunder to one or more other persons without the prior written consent of the Company and (b) Investor may assign its rights hereunder by way of security; provided, however, that such assignment shall not relieve Investor’s obligations hereunder.  Any attempted assignment in violation of this Section 7.02 will be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 7.03.  No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

SECTION 7.04.  Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or electronic mail or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when received, at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)   if to Investor,

c/o Ripplewood Holdings L.L.C.
One Rockefeller Plaza, 32nd Floor
New York, NY 10020

 Attention: Christopher Minnetian, Esq.
 Facsimile: (212) 218-2769
 Electronic Mail: cminnetian@ripplewood.com

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019-7475

Attention:  Peter S. Wilson, Esq.
 Facsimile: (212) 474-3700
 Electronic Mail: pwilson@cravath.com

(ii)  if to the Company,

12 East Armour Boulevard
Kansas City, MO  64111

 Attention:  Kent Magill, Esq.
 Facsimile: (816) 502-4138
 Electronic Mail: Magill_Kent@interstatebrands.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, IL 60606

Attention:  J. Eric Ivester, Esq.
Facsimile: (312) 407-8510
Electronic Mail: Eric.Ivester@skadden.com

SECTION 7.05.  Interpretation; Exhibits and Schedules; Certain Definitions.  (a)   When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article of, a Section of, or an Exhibit to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include”, “includes”, “including” or “such as” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “or” shall not be exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to September 26, 2008.  Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.  Unless a contrary intent is apparent, any Contract, instrument or law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of law) by succession of comparable successor law and references to all attachments thereto and instruments incorporated therein.  References to a person are also to its permitted successors and assigns.  For purposes of this Agreement, the “knowledge of the Company” shall mean the knowledge of Craig D. Jung, Chief Executive Officer; Kent B. Magill, Executive Vice President, General Counsel and Corporate Secretary; J. Randall Vance, Senior Vice President, Chief Financial Officer and Treasurer; David A. Loeser, Consultant, Acting Executive Vice President - Human Resources; Gary K. Wandschneider, Consultant, Acting Executive Vice President - Operations; Daniel Gresham, Senior Vice President of Supply Chain; and Robert Kissick, Senior Vice President of Purchasing.

(b)  For all purposes of this Agreement:

“ABL Facility” means the asset-based revolving credit facility in the aggregate committed amount of $125,000,000, to be entered into by the

Company, certain Company Subsidiaries party thereto and General Electric Capital Corporation, as administrative agent, and that satisfies the condition set forth in Section 5.02(s).

“ABL Facility Commitment Papers” means the commitment letter (including the exhibits thereto) and the fee letter for the ABL Facility, dated September 12, 2008, among the Company, Interstate Brands Corporation and General Electric Capital Corporation, in the form attached as Exhibit F to the Investor Commitment Letter.

“Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

“Ancillary Agreements” means (1) the Stockholders’ Agreement and (2) the New Convertible Debt Indenture.

“Company Material Adverse Effect” means a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Company and the Company Subsidiaries, taken as a whole or (b) the ability of the Company to perform its obligations under this Agreement or to consummate the Transaction.

“Company Subsidiary” means each subsidiary of the Company (including, on and after the Closing, each subsidiary of the Reorganized Company).

“Contract” means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise, commitment or other legally binding arrangement.

“Financing” means the financing of the Company under the ABL Facility and the Term Loan Facility.

“Investor Commitment Letter” means the commitment letter (including the exhibits and annexes attached thereto), dated September 12, 2008, between Investor and the Company.

“Investor Commitment Papers” means, collectively, the Investor Commitment Letter and the Investor Fee Letter.

“Investor Fee Letter” means the fee letter, dated September 12, 2008, between Investor and the Company.

“Investor Material Adverse Effect” means a material adverse effect on the ability of Investor to perform its obligations under this Agreement to consummate the Transaction.

“Liens” means, collectively, all pledges, liens, charges, mortgages, easements, leases, subleases, covenants, rights of way, options, claims, restrictions, encumbrances and security interests of any kind or nature whatsoever.

“Long Term Incentive Plan” means the management incentive plan for senior management and selected employees and directors of the Reorganized Company to be effective as of the Closing Date, in form and substance reasonably satisfactory to Investor.  All equity grants to be made as of the Closing Date, including with respect to existing employment agreements, shall be made under the Long Term Incentive Plan.

“person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Prepetition Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the Prepetition Credit Agreement.

“Prepetition Debt” means the aggregate claims against, and obligations owed by, the Debtors to the Prepetition Agent and all lenders and financial institutions party to the Prepetition Credit Agreement.

“Prepetition Credit Agreement” means the Amended and Restated Credit Agreement, dated April 24, 2002, among the Company, Interstate Brands Corporation, the lenders and financial institutions from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, together with the related collateral documents and letters of credit issued thereunder.

“Prepetition Investors” means, collectively, Silver Point Finance, LLC, Monarch Alternative Capital L.P. and McDonnell Investment Management LLC and their respective Affiliates and managed funds.

“Series B Warrants” means Series B Warrants of the Reorganized Company in the form attached as Exhibit A hereto.

“Series C Warrants” means Series C Warrants of the Reorganized Company in the form attached as Exhibit A hereto.

A “subsidiary” of any person means another person of which such first person, (i) owns directly or indirectly an amount of the voting securities, other voting ownership or voting partnership interests sufficient to elect at least a majority of such other person’s board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests), (ii) in the case of a partnership, serves as a general partner or (iii) in the case of a limited liability company, serves as a managing member.

“Term Loan Facility” means the secured term loan facility in the aggregate principal amount of $339,000,000 (which may be increased in accordance with the terms set forth in the Term Loan Facility Commitment Papers), to be entered into by the Company, certain Company Subsidiaries party thereto and Silver Point Finance, LLC, as administrative agent, and that satisfies the condition set forth in Section 5.02(t).

“Term Loan Facility Commitment Papers” means the commitment letter (including the exhibits and annexes attached thereto) and the fee letter for the Term Loan Facility, dated September 12, 2008, among the Company, Interstate Brands Corporation, Silver Point Finance, LLC and Monarch Master Funding Ltd, in the form attached as Exhibit G to the Investor Commitment Letter.

“Term Loan Lender Shares” means the 4,420,000 shares of New Common Stock to be issued to the lenders under the Term Loan Facility on the Closing Date, as to be provided in the Plan.

“Warrants” means, collectively, the Series A Warrants, the Series B Warrants and the Series C Warrants.

SECTION 7.06.  Counterparts.  This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement, and will become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.  Delivery of an executed counterpart of a signature page by facsimile or electronic transmission will be effective as delivery of an original executed counterpart of this Agreement.

SECTION 7.07.  Entire Agreement.  This Agreement, taken together with the Company Disclosure Letter, the Ancillary Agreements, the Confidentiality Agreement and the Equity Contribution Agreement, along with the Exhibits and Annexes hereto and thereto, contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter, including the Investor Commitment Papers; provided, however, that (a) each of the exhibits and annexes to the Investor Commitment Letter, (b) the tenth and eleventh paragraphs of the Investor Commitment Letter and (c) the Investor Fee Letter, shall in each case remain in full force and effect in accordance with the terms thereof.  None of the parties shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Ancillary Agreements, the Confidentiality Agreement or the Equity Contribution Agreement.  Upon the Closing the Confidentiality Agreement shall terminate and be no longer in effect.

SECTION 7.08.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible under applicable Law.

SECTION 7.09.  Consent to Jurisdiction.  Each party hereto (i) consents to submit itself to the exclusive jurisdiction and venue of the Bankruptcy Court and in the event that such court does not have or declines to exercise jurisdiction, to the exclusive jurisdiction and venue of any state court or any Federal court located in the City of New York, Borough of Manhattan, in the event any dispute arises out of this Agreement or any transaction contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such exclusive jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than the Bankruptcy Court or, in the event that such court does not have or declines to exercise jurisdiction, in any state court or any Federal court sitting in the City of New York, Borough of Manhattan.  Each of the parties to this Agreement irrevocably consents to service of process in the manner provided for delivering notices in Section 7.04.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.  Each party further agrees that service of any process, summons, notice or document to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 7.09.

SECTION 7.10.  Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

SECTION 7.11.  Waiver of Jury Trial.  Each party hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or any transaction contemplated hereby.  Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 7.11.

SECTION 7.12.  No Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement, the Equity Contribution Agreement or any document or instrument in connection herewith or therewith or otherwise, and notwithstanding the fact that the Contributor is a partnership, the Company acknowledges and agrees that (i) it has no right of recovery against, and no personal liability shall attach to, the former, current or future directors, officers, employees, agents, advisors, attorneys, representatives, Affiliates, general or limited partners, securityholders, members, managers, trustees or controlling persons of the Contributor or Investor (or any of their successors or assigns) or any Affiliate thereof or any former, current or future director, officer, employee, agent, advisor, attorney, representative, Affiliate, general or limited partner, securityholder, member, manager, trustee or controlling person of any of the foregoing (or any of their successors or assigns) or any Affiliate thereof (collectively, the “Contributor Affiliates”), through the Contributor, Investor or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Investor against the Contributor or any of the Contributor Affiliates, including under the Contributor’s commitment letter to Investor, by or through this Agreement, by the enforcement of any judgment or assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except for its rights to require the Contributor (but not any of the Contributor Affiliates (including any general partner or managing member)) to make a contribution to Investor (or, at the election of the Contributor, payment to the Company) up to the amount of the Covered Obligations (as defined in the Equity Contribution Agreement) under and to the extent provided in the Equity Contribution Agreement, (ii) recourse against the Contributor to cause the Contributor to make a contribution to Investor (or, at the election of the Contributor, payment to the Company) required under the Equity Contribution Agreement shall be the sole and exclusive remedy of the Company and all of its Affiliates, securityholders and creditors against the Contributor and the Contributor Affiliates in respect of any liabilities or obligations arising under, or in connection with, this Agreement, the Equity Contribution Agreement or the transactions contemplated hereby or thereby and (iii) in no event will Investor, the Contributor or any Contributor Affiliates be subject to liability in the aggregate in excess of the Cap (as defined in the Equity Contribution Agreement) for all losses and damages arising under, or in connection with, this Agreement, the Equity Contribution Agreement and the transactions contemplated hereby and thereby.

IN WITNESS WHEREOF, the Company and Investor have duly executed this Agreement as of the date first written above.

INTERSTATE BAKERIES CORPORATION,

by
/s/ J. Randall Vance
Name: J. Randall Vance
Title:	Senior Vice President, Chief Financial Officer and Treasurer

IBC INVESTORS I, LLC,

by	RIPPLEWOOD PARTNERS II, L.P.,
as its Sole Member,

by	RIPPLEWOOD PARTNERS II, GP, L.P., as its General Partner,

by RP II GP, LLC,
as its General Partner,

by
/s/ Christopher Minnetian
Name:
Title: